Exhibit 99.1
Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Century Aluminum Company
Chicago, Illinois

We have audited the accompanying consolidated balance sheets of Century Aluminum Company and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Century Aluminum Company and subsidiaries at December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 14, 2017 (July 28, 2017 as to Note 20)

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
	Year Ended December 31,
	2016	2015	2014
NET SALES:
Related parties	$1,178,631	$1,867,711	$1,262,101
Third-party customers	140,463	82,146	668,941
Total net sales	1,319,094	1,949,857	1,931,042
Cost of goods sold	1,330,136	1,908,544	1,729,243
Gross profit (loss)	(11,042)	41,313	201,799
Selling, general and administrative expenses	40,264	42,115	49,195
Helguvik impairment	152,220	—	—
Ravenswood charges	26,830	30,850	—
Other operating expense - net	3,857	7,436	12,481
Operating income (loss)	(234,213)	(39,088)	140,123
Interest expense	(22,216)	(21,954)	(22,015)
Interest income	758	339	301
Net gain on forward and derivative contracts	3,487	1,600	179
Unrealized gain on fair value of contingent consideration	—	18,337	7,943
Gain on remeasurement of equity investment	—	—	15,955
Other income (expense) - net	1,319	(356)	991
Income (loss) before income taxes and equity in earnings of joint ventures	(250,865)	(41,122)	143,477
Income tax expense	(2,824)	(9,276)	(18,308)
Income (loss) before equity in earnings of joint ventures	(253,689)	(50,398)	125,169
BHH impairment	—	(11,584)	—
Equity in earnings of joint ventures	1,274	2,672	1,305
Net income (loss)	$(252,415)	$(59,310)	$126,474
INCOME (LOSS) PER COMMON SHARE:
Basic	$(2.90)	$(0.68)	$1.31
Diluted	$(2.90)	$(0.68)	$1.30

See notes to consolidated financial statements.

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)
	Year Ended December 31,
	2016	2015	2014
Comprehensive income (loss):
Net income (loss)	$(252,415)	$(59,310)	$126,474
Other comprehensive income (loss) before income tax effect:
Foreign currency cash flow hedges reclassified to net income (loss)	4,295	(186)	(186)
Defined benefit plans and other postretirement benefits:
Net gain (loss) arising during the period	(9,522)	5,553	(41,995)
Prior service benefit arising during the period	—	1,758	(1,299)
Amortization of prior service benefit during the period	(2,675)	(8,351)	(3,504)
Amortization of net loss during the period	8,190	7,794	10,312
Other comprehensive income (loss) before income tax effect	288	6,568	(36,672)
Income tax effect	(1,531)	(1,536)	(1,829)
Other comprehensive income (loss)	(1,243)	5,032	(38,501)
Total comprehensive income (loss)	$(253,658)	$(54,278)	$87,973

See notes to consolidated financial statements.

CENTURY ALUMINUM COMPANY
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$132,403	$115,393
Restricted cash	1,050	791
Accounts receivable - net	12,432	9,475
Due from affiliates	16,651	17,417
Inventories	233,563	231,872
Prepaid and other current assets	22,210	42,412
Assets held for sale	22,313	30,697
Total current assets	440,622	448,057
Property, plant and equipment - net	1,026,285	1,232,256
Other assets	73,420	72,155
TOTAL	$1,540,327	$1,752,468
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable, trade	$94,960	$90,489
Due to affiliates	15,368	10,045
Accrued and other current liabilities	50,100	48,822
Accrued employee benefits costs	10,917	10,148
Industrial revenue bonds	7,815	7,815
Total current liabilities	179,160	167,319
Senior notes payable	247,699	247,278
Accrued pension benefits costs - less current portion	49,493	43,999
Accrued postretirement benefits costs - less current portion	126,355	125,999
Other liabilities	72,026	53,009
Deferred taxes	108,939	106,053
Total noncurrent liabilities	604,512	576,338
COMMITMENTS AND CONTINGENCIES (NOTE 15)
SHAREHOLDERS’ EQUITY:
Preferred stock (Note 7)	1	1
Common stock (Note 7)	944	942
Additional paid-in capital	2,515,131	2,513,631
Treasury stock, at cost	(86,276)	(86,276)
Accumulated other comprehensive loss	(113,893)	(112,650)
Accumulated deficit	(1,559,252)	(1,306,837)
Total shareholders’ equity	756,655	1,008,811
TOTAL	$1,540,327	$1,752,468

See notes to consolidated financial statements.

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands)
	Preferred stock	Common stock	Additional paid-in capital	Treasury stock, at cost	Accumulated other comprehensive loss	Accumulated deficit	Total shareholders’ equity
Balance, December 31, 2013	$1	$935	$2,508,574	$(49,924)	$(91,832)	$(1,374,001)	$993,753
Net income – 2014	—	—	—	—	—	126,474	126,474
Other comprehensive loss	—	—	—	—	(38,501)	—	(38,501)
Elimination of equity in investee resulting from acquisition	—	—	—	—	12,651	—	12,651
Share-based compensation expense	—	2	1,689	—	—	—	1,691
Conversion of preferred stock to common stock	—	2	(2)	—	—	—	—
Balance, December 31, 2014	$1	$939	$2,510,261	$(49,924)	$(117,682)	$(1,247,527)	$1,096,068
Net loss – 2015	—	—	—	—	—	(59,310)	(59,310)
Other comprehensive income	—	—	—	—	5,032	—	5,032
Repurchase of common stock	—	—	—	(36,352)	—	—	(36,352)
Share-based compensation expense	—	1	3,372	—	—	—	3,373
Conversion of preferred stock to common stock	—	2	(2)	—	—	—	—
Balance, December 31, 2015	$1	$942	$2,513,631	$(86,276)	$(112,650)	$(1,306,837)	$1,008,811
Net loss – 2016	—	—	—	—	—	(252,415)	(252,415)
Other comprehensive loss	—	—	—	—	(1,243)	—	(1,243)
Share-based compensation expense	—	—	1,502	—	—	—	1,502
Conversion of preferred stock to common stock	—	2	(2)	—	—	—	—
Balance, December 31, 2016	$1	$944	$2,515,131	$(86,276)	$(113,893)	$(1,559,252)	$756,655

See notes to consolidated financial statements.

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Year Ended December 31,
	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(252,415)	$(59,310)	$126,474
Adjustments to reconcile net loss to net cash provided by operating activities:
Unrealized gain on fair value of contingent consideration	—	(18,337)	(7,943)
Gain on remeasurement of equity investment	—	—	(15,955)
Unrealized gain on E.ON contingent obligation	(1,411)	(1,411)	(1,412)
Lower of cost or market inventory adjustment	(660)	7,539	(1,247)
Depreciation and amortization	84,780	80,117	70,827
Helguvik impairment	152,220	—	—
Ravenswood impairment	3,830	30,850	—
BHH impairment	—	11,584	—
Sebree power contract amortization	—	—	(5,534)
Pension and other postretirement benefits	2,863	(4,991)	6,939
Deferred income taxes	(893)	(178)	2,633
Stock-based compensation	1,502	1,844	1,334
Equity in earnings of joint ventures, net of dividends	(367)	(806)	425
Change in operating assets and liabilities:
Accounts receivable - net	(2,957)	68,192	(8,712)
Due from affiliates	766	14,086	12,084
Inventories	919	44,896	(16,513)
Prepaid and other current assets	18,313	(144)	3,392
Accounts payable, trade	2,271	(60,583)	11,797
Due to affiliates	7,212	(12,216)	3,058
Accrued and other current liabilities	(3,900)	(31,540)	18,071
Pension contribution - Mt. Holly	—	(34,595)	—
Ravenswood retiree legal settlement	23,000	—	—
Other - net	3,100	(3,131)	7,962
Net cash provided by operating activities	38,173	31,866	207,680
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(21,944)	(54,700)	(55,126)
Purchase of Sebree smelter	—	—	(1,042)
Purchase of remaining interest in Mt. Holly smelter	—	11,313	(65,100)
Proceeds from sale of property, plant and equipment	1,040	14	46
Restricted and other cash deposits	(259)	10	896
Net cash used in investing activities	(21,163)	(43,363)	(120,326)

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Year Ended December 31,
	2016	2015	2014
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	—	—	(2,603)
Borrowings under revolving credit facilities	1,179	1,737	92,423
Repayments under revolving credit facilities	(1,179)	(1,737)	(98,423)
Repurchase of common stock	—	(36,352)	—
Issuance of common stock	—	—	403
Net cash used in financing activities	—	(36,352)	(8,200)
CHANGE IN CASH AND CASH EQUIVALENTS	17,010	(47,849)	79,154
Cash and cash equivalents, beginning of year	115,393	163,242	84,088
Cash and cash equivalents, end of year	$132,403	$115,393	$163,242

See notes to consolidated financial statements.

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014
(amounts in thousands, except share and per share amounts)

1. Summary of significant accounting policies
Organization and Basis of Presentation — Century Aluminum Company ("Century Aluminum," "Century," the "Company", "we", "us", "our" or "ours") is a holding company, whose principal subsidiaries are Century Kentucky, Inc. (together with its subsidiaries, "CAKY"), Nordural ehf ("Nordural"), Century Aluminum Sebree LLC ("Century Sebree"), Century Aluminum of South Carolina ("CASC"), and Century Aluminum of West Virginia, Inc. ("Century of West Virginia").  CAKY operates a primary aluminum reduction facility in Hawesville, Kentucky ("Hawesville").  Nordural Grundartangi ehf, a subsidiary of Nordural, operates a primary aluminum reduction facility in Grundartangi, Iceland ("Grundartangi").  Century Sebree operates a primary aluminum reduction facility in Robards, Kentucky ("Sebree"). CASC operates a primary aluminum reduction facility in Goose Creek, South Carolina ("Mt. Holly").  Nordural Helguvik ehf, a subsidiary of Nordural, owns a greenfield primary aluminum project in Helguvik, Iceland ("Helguvik" or the "Helguvik project"), construction of which is currently curtailed.
In addition to our primary aluminum assets, our subsidiary, Century Vlissingen, owns and operates a carbon anode production facility located in Vlissingen, the Netherlands ("Vlissingen"). We also own a 40% stake in Baise Haohai Carbon Co., Ltd. ("BHH"), a joint venture that owns and operates a carbon anode and cathode facility located in the Guangxi Zhuang Autonomous Region of south China.   Carbon anodes are used in the production of primary aluminum and both BHH and Vlissingen currently supply carbon anodes to Grundartangi.
As of December 31, 2016, Glencore owns 42.9% of Century’s outstanding common stock (47.5% on a fully-diluted basis assuming the conversion of all of the Series A Convertible Preferred Stock) and all of our outstanding Series A Convertible Preferred stock.  See Note 7 Shareholder's equity for a full description of our outstanding Series A Convertible Preferred stock. From time to time Century and Glencore enter into various transactions for the purchase and sale of primary aluminum, purchase and sale of alumina, tolling agreements and certain forward financial contracts. See Note 2 Related party transactions.
Principles of Consolidation — The consolidated financial statements include the accounts of Century Aluminum Company and our subsidiaries, after elimination of all intercompany transactions and accounts. Our interest in the BHH joint venture is accounted for under the equity method on a one-quarter lag. Prior to the acquisition of Mt. Holly, we accounted for our interest in Mt. Holly using the equity method of accounting.
Revenue recognition — In connection with our sales agreement with Glencore, we invoice Glencore prior to physical shipment of goods for substantially all production generated from each of our US domestic smelters.  For those sales, revenue is recognized only when Glencore has specifically requested such treatment and has made a commitment to purchase the product.  The goods must be complete, ready for shipment and separated from other inventory with title and risk of ownership passing to Glencore.  We must retain no performance obligations. For all other shipments, including sales to Glencore from our smelter in Iceland and our tolling agreement with Glencore, revenue is recognized when title and risk of loss pass to the customer which is upon shipment.
Cash and Cash Equivalents — Cash and cash equivalents are comprised of cash, money market funds and short-term investments having original maturities of three months or less. The carrying amount of cash equivalents approximates fair value.
Accounts Receivable and Due from Affiliates — These amounts are net of an allowance for uncollectible accounts and credit memos of $1,000 at December 31, 2016 and 2015.
Inventories — Our inventories are stated at the lower of cost or Net Realizable Value ("NRV"), using the first-in, first-out ("FIFO") and the weighted average cost method. Due to the nature of our business, our inventory values are subject to market price changes and these changes can have a significant impact on cost of goods sold and gross profit in any period. On average, our inventory turns eight times within a year and reductions in net realizable value below cost basis at the end of a period will have an impact on our cost of goods sold as this inventory is sold in subsequent periods.

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Property, Plant and Equipment — Property, plant and equipment is stated at cost.  Additions, renewals and improvements are capitalized.  Asset and accumulated depreciation accounts are relieved for dispositions with resulting gains or losses included in Other income (expense) – net.  Maintenance and repairs are expensed as incurred.  We capitalize interest for the construction of qualifying assets.  Depreciation of plant and equipment is provided for by the straight-line method over the following estimated useful lives:

Building and improvements    10 to 45 years
Machinery and equipment     5 to 35 years
Technology and software     3 to 7 years
Impairment of long-lived assets — We evaluate our property, plant and equipment for potential impairment whenever events or circumstances indicate that the carrying amount of these assets may not be recoverable.  If deemed unrecoverable, an impairment loss would be recognized for the amount by which the carrying amount exceeds the fair value of the assets. Impairment evaluation and fair value is based on estimates and assumptions that take into account our business plans and a long-term investment horizon. See Note 3 Asset impairment and Note 2 Related party transactions for impairment losses recognized in 2015 and 2016. We did not recognize any impairment losses on our long-lived fixed assets during 2014.
Business Acquisitions — We allocate the purchase price to the assets acquired and liabilities assumed based on their estimated fair values on the date of the acquisition. The difference between the fair value of the net assets acquired and the purchase price is recorded as either goodwill or a bargain purchase gain. We record the operating results of our acquired businesses in our consolidated statements of operations from the date of acquisition.
Income Taxes — We account for income taxes using the asset and liability method, whereby deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  In evaluating our ability to realize deferred tax assets, we use judgment to determine if it is more likely than not that some portion or all of a deferred tax asset will not be realized, and if a corresponding valuation allowance is required.  Additionally, we have provided for deferred taxes on unremitted foreign earnings.
Defined Benefit Pension and Other Postretirement Benefits — We sponsor defined benefit pension and OPEB plans for certain of our domestic hourly and salaried employees and a SERB plan for certain current and former executive officers. Plan assets and obligations are measured annually, or more frequently if there is a re-measurement event, based on the Company’s measurement date utilizing various actuarial assumptions. We attribute the service costs for the plans over the working lives of plan participants. The effects of actual results differing from our assumptions and the effects of changing assumptions are considered actuarial gains or losses. Actuarial gains or losses are recorded in Accumulated other comprehensive income (loss).
We contribute to our defined benefit pension plans based upon actuarial and economic assumptions designed to achieve adequate funding of the projected benefit obligations and to meet the minimum funding requirements.
Postemployment Benefits — We provide certain postemployment benefits to certain former and inactive employees and their dependents during the period following employment, but before retirement. These benefits include salary continuance, supplemental unemployment and disability healthcare.  We recognize the estimated future cost of providing postemployment benefits on an accrual basis over the active service life of the employee.
Derivative and Hedging — As a global producer of primary aluminum, our operating results and cash flows from operations are subject to risk of fluctuations in the market prices of primary aluminum. We may from time to time enter into financial contracts to manage our exposure to such risk. Derivative instruments may consist of variable to fixed financial contracts and back-to-back fixed to floating arrangements for a portion of our sale of primary aluminum, where we receive fixed and pay floating prices from our third party customer and to Glencore, respectively. These derivatives are not designated as cash flow hedges.

Derivative and hedging instruments are recorded in prepaid and other current assets, due from/to affiliates, or other liabilities in the consolidated balance sheets at fair value. We value our derivative and hedging instruments using quoted market prices and other significant unobservable inputs.

We recognize changes in fair value and settlements of derivative instruments in net gain (loss) on forward and derivative contracts in the consolidated statements of operations as they occur.

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Foreign Currency – We are exposed to foreign currency risk due to fluctuations in the value of the U.S. dollar as compared to the euro, the Icelandic krona ("ISK") and the Chinese renminbi.  Grundartangi and Vlissingen use the U.S. dollar as their functional currency, as contracts for sales and purchases of alumina and power are denominated in U.S. dollar. BHH uses the renminbi as its functional currency. Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise and any transaction gains and losses are reflected in Other income (expense) – net in the consolidated statements of operations.
Financial Instruments — Receivables, certain life insurance policies, payables, borrowings under revolving credit facilities and debt related to industrial revenue bonds ("IRBs") are carried at amounts that approximate fair value.
Earnings per share — Basic earnings (loss) per share ("EPS") amounts are calculated by dividing earnings (loss) available to common stockholders by the weighted average number of common shares outstanding.  Diluted EPS amounts assume the issuance of common stock for all potentially dilutive common shares outstanding.
We calculate the amount of net income (loss) allocated to common stockholders and basic EPS using the Two-Class Method, allocating undistributed income to our Series A Convertible Preferred Stock shareholder consistent with their participation rights, and diluted EPS using the If-Converted Method when applicable.
Our Series A Convertible Preferred Stock is a non-cumulative perpetual participating convertible preferred stock with no set dividend preferences. In periods where we report net losses, we do not allocate these losses to the convertible preferred stock for the computation of basic or diluted EPS.
Asset Retirement Obligations — We are subject to environmental regulations which create certain legal obligations related to the normal operations of our domestic primary aluminum smelter operations. Our asset retirement obligations ("AROs") consist primarily of costs associated with the disposal of spent pot liner used in the reduction cells of our domestic facilities. AROs are recorded on a discounted basis at the time the obligation is incurred (when the pot liner is put in service) and accreted over time for the change in the present value of the liability. We capitalize the asset retirement costs by increasing the carrying amount of the related long-lived assets and depreciating these assets over their remaining useful lives.
Certain conditional asset retirement obligations ("CAROs") relate to the remediation of our primary aluminum facilities for hazardous material, such as landfill materials and asbestos which have not been recorded because they have an indeterminate settlement date.  CAROs are a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within our control.
Concentrations of Credit Risk — Financial instruments, which potentially expose us to concentrations of credit risk, consist principally of trade receivables.  Our limited customer base increases our concentrations of credit risk with respect to trade receivables. We routinely assess the financial strength of our customers and collectability of our trade receivables.
Share-Based Compensation — We measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date. We recognize the cost over the period during which an employee is required to provide service in exchange for the award.  We issue shares to satisfy the requirements of our share-based compensation plans. At this time, we do not plan to issue treasury shares to support our share-based compensation plans, but we may in the future. We award performance units to certain officers and employees. The performance units may be settled in cash or common stock at the discretion of the Board. We have not issued any stock options since 2009.
Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles in the United States ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Immaterial Restatement — We identified a prior year misstatement arising from an incomplete recognition of deferred tax liabilities. We have determined the misstatement to be immaterial to the consolidated financial statements for all respective periods. As a result, we have restated beginning retained earnings as of December 31, 2013 in the consolidated statements of shareholders’ equity and deferred tax liabilities in the consolidated balance sheets as of December 31, 2015 for the impact of such misstatement in the amount of $9,059. The correction has no impact on consolidated net loss and cash flows for all years presented. The notes to the consolidated financial statements have been revised to reflect the correction of the aforementioned misstatement.

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Recently Issued Accounting Standards
In May 2014, the FASB and International Accounting Standards Board ("IASB") issued their final standard on revenue from contracts with customers.  The standard, issued as ASU 2014-09 "Revenue From Contracts with Customers (Topic 606)" by the FASB, outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance.  Compared with current GAAP, the ASU requires significantly expanded disclosures about revenue recognition.  The ASU is effective for Century beginning January 1, 2018.

Based on assessment completed to date and historical terms of our most significant revenue contract with customers, we anticipate identifying similar performance obligations under ASU 2014-09, as compared with deliverables and separate units of accounts previously. Accordingly, we do not expect a material difference in the timing and amount of revenues recognized today and those upon the adoption of ASU 2014-09, and we expect to adopt the standard on a modified retrospective basis. We continue to assess the impact of adopting this standard as our revenue contracts for 2018 are executed. Our preliminary conclusion may differ from that reached on the adoption date, based on actual terms of our revenue contracts with customers, industry clarifications and additional guidance from the FASB and SEC, in effect as of the adoption date.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842),” which supersedes all existing guidance on accounting for leases in ASC Topic 840. ASU 2016-02 is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet. ASU 2016-02 will continue to classify leases as either finance or operating, with classification affecting the pattern of expense recognition in the statement of income. ASU 2016-02 is effective for Century beginning January 1, 2019.

While we continue to evaluate the effects of adopting the provisions of ASU No. 2016-02, we expect most existing operating lease commitments will be recognized as operating lease liabilities and right-of-use assets upon adoption.  We do not anticipate such adoption to impact our cash flows.  We expect to adopt this standard on a modified retrospective basis.

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Related party transactions
The significant related party transactions occurring during the years ended December 31, 2016, 2015 and 2014 are described below. We believe that all of our transactions with Glencore were at prices that approximate market.
Glencore ownership
As of December 31, 2016, Glencore owns 42.9% of Century’s outstanding common stock (47.5% on a fully-diluted basis assuming the conversion of all of the Series A Convertible Preferred Stock) and all of our outstanding Series A Convertible Preferred stock.  See Note 7 Shareholder's equity for a full description of our outstanding Series A Convertible Preferred stock. From time to time Century and Glencore enter into various transactions for the purchase and sale of primary aluminum, purchase and sale of alumina, tolling agreements and certain forward financial contracts.
Sales to Glencore
For the year ended December 31, 2016, we derived approximately 89% of our consolidated sales from Glencore.
Glencore purchased substantially all of the aluminum produced at our North American smelters during 2016 under a purchase and sale agreement, effective as of December 31, 2014 (the "2015-2016 US Sales Agreement"). The 2015-2016 US Sales Agreement expired on December 31, 2016. We have since entered into a new agreement with Glencore pursuant to which Glencore has agreed to purchase certain aluminum products produced at our North American smelters in 2017. The pricing for aluminum sold under these agreements is determined by reference to the Midwest Transaction Price plus additional negotiated product premiums.
We have also entered into an agreement with Glencore pursuant to which Glencore has agreed to purchase substantially all of the primary aluminum produced at Grundartangi through 2017 at prices based on the LME price for primary aluminum plus the European Duty Paid premium and any applicable product premiums. We also received tolling fees from Glencore under a tolling agreement that provided for delivery of primary aluminum produced at Grundartangi through June 2016. The fee paid by Glencore under this tolling agreement was based on the LME price for primary aluminum plus a portion of the European Duty Paid premium.
Glencore purchases the aluminum we produce for resale.
Purchases from Glencore
We purchase a portion of our alumina requirements from Glencore under a long-term supply agreement and on a spot basis. Pursuant to our current agreement, Glencore has agreed to supply us with alumina through 2017 at prices based on a published alumina index.
Financial contracts with Glencore
During 2016, we entered into certain financial contracts with Glencore. As of December 31, 2016, we had an open position of 60,600 tonnes related to LME forward financial sales contracts with Glencore to fix the forward LME price (the “Forward Sales Contracts”). The Forward Sales Contracts settle monthly, on a ratable basis, through December 31, 2017. From time to time, we enter into financial contracts to offset fixed price sales arrangements with certain of our customers. As of December 31, 2016, we had an open position related to such arrangements of 9,531 tonnes (the “fixed for floating swaps”). Fixed for floating swaps settle at various dates up to and including January 2018.
Changes in fair value and settlements of these derivative instruments are not material to the consolidated financial statements for all periods presented.
Transactions with BHH
We own a 40% stake in BHH and purchase carbon anodes from them for use in our manufacturing operations.   In the fourth quarter of 2015, we completed the construction of a second furnace at our carbon anode facility in Vlissingen, Netherlands. This investment increases our capacity to produce carbon anodes and reduces our need to source carbon anodes from BHH. As a result, in the fourth quarter of 2015, we made the decision to pursue an exit from our investment in BHH. In connection with our exit plan, we concluded that our investment in BHH was other than temporarily impaired and recorded a charge of $11,584.  Fair value for the investment was based on a proposed sale transaction for a portion of the investment.

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Summary
A summary of the aforementioned significant related party transactions for the years ended December 31, 2016, 2015 and 2014 is as follows:

	Year Ended December 31,
	2016	2015	2014
Net sales to Glencore	$1,178,631	$1,867,711	$1,262,101
Purchases from Glencore	231,850	393,158	285,167
Purchases from BHH	10,127	46,592	47,804

3. Asset impairment
Helguvik impairment

In November 2016, the arbitration panel in the proceedings between Nordural Helguvik ehf and HS concluded that our agreement with HS was no longer in force. We determined that the lack of a power agreement for the entirety of the project requirements represented an indicator of impairment associated with the Helguvik project.

Our analysis of the project indicated the undiscounted cash flow did not exceed the carrying value of the Helguvik project. Discounted cash flows were utilized to reduce the carrying value of the Helguvik project to fair value. We considered future development plans for the project, the lack of a power agreement for the entirety of the project requirements and long-term forward prices of LME and EDPP along with alumina and power costs. As a result, we recorded an impairment loss of $152,220 representing the net book value of the Helguvik project as of December 31, 2016.

We have classified the aforementioned fair value within Level 3 of the fair value hierarchy, as the significant inputs are not observable.
Ravenswood impairment
On July 27, 2015, we announced the immediate and permanent closure of our Ravenswood, West Virginia aluminum smelter ("Ravenswood"). Ravenswood has been idled since February 2009. The decision to permanently close Ravenswood was based on the inability to secure a competitive power contract for the smelter, compounded by challenging aluminum market conditions largely driven by increased exports of aluminum from China.
At June 30, 2015, we recorded an impairment charge of $30,850 related to Ravenswood. Based on an asset purchase agreement for the sale of the assets entered into in 2016, we recorded an additional impairment charge of $3,830, included in Ravenswood charges in the consolidated statements of operations for the year ended December 31, 2016. In January 2017, we completed our sale of the Ravenswood facility and assets for $15,000 in cash from the buyer.
4. Business acquisitions
Acquisition of Mt. Holly aluminum smelter
On October 23, 2014, our wholly-owned subsidiary, Berkeley Aluminum Inc. ("Berkeley") entered into a stock purchase agreement (the "Stock Purchase Agreement") with Alumax Inc. ("Alumax"), a wholly-owned subsidiary of Alcoa Inc. ("Alcoa"), pursuant to which Berkeley acquired all of the issued and outstanding shares of Alumax of South Carolina, Inc. ("Alumax of SC") and thereby acquired Alcoa’s 50.3% stake in Mt. Holly. Berkeley had previously owned 49.7% of Mt. Holly. Immediately following the consummation of the transaction on December 1, 2014, Berkeley merged with and into Alumax of SC with Alumax of SC surviving and changing its name to Century Aluminum of South Carolina, Inc. ("CASC"). Following the consummation of the transaction, CASC owned 100% of Mt. Holly. Mt. Holly, located in Goose Creek, South Carolina, employed approximately 600 people and had an annual production capacity of 231,000 tonnes of primary aluminum as of the acquisition date.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Pursuant to the terms of the Stock Purchase Agreement, Berkeley acquired all of the issued and outstanding shares of capital stock of Alumax of SC for $67,500 in cash subject to a contingent earn-out payment, working capital and other similar adjustments. The acquisition was funded with available cash on hand.
We accounted for this transaction as a step acquisition and this resulted in a non-cash pre-tax gain of $15,955 at closing. Acquisition-related costs for Mt. Holly of $1,539 were expensed to selling, general and administrative expenses in the period that they were incurred.
The following table summarizes all of the elements of purchase consideration for the transaction as of December 1, 2014.

Purchase price	$67,500
Contingent consideration	13,780
Economic, working capital and other closing adjustments	(13,513)
Total consideration	$67,767
We received payments from Alcoa of $12,500 in settlement of the contingent consideration in March 2016, $11,313 for economic and working capital adjustments in April 2015 and $2,400 at closing which was primarily for post-employment benefits.
We recognized gains on contingent consideration of $18,337 and $7,943, respectively, during the twelve months ended December 31, 2015 and December 31, 2014.
The total net cash consideration paid to Alcoa after final resolution of all post-closing adjustments, including the earn-out provision, was $41,487.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Fair value measurements
ASC 820 defines fair value as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date."  Valuation techniques used for fair value measurements are based upon observable and unobservable inputs.  Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our internal market assumptions.  These two types of inputs create the following fair value hierarchy:

•	Level 1 – Valuations are based on quoted prices for identical assets or liabilities in an active market.

•
Level 2 – Valuations are based on quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations for which all significant inputs are observable or can be corroborated by observable market data.

•
Level 3 – Assets or liabilities whose significant inputs are unobservable.  Valuations are determined using pricing models and discounted cash flow models and include management judgment and estimation which may be significant.

The following section describes the valuation methodology used to measure our financial assets and liabilities that were accounted for at fair value.

Overview of Century’s valuation methodology
	Level	Significant inputs
Cash equivalents	1	Quoted market prices
Trust assets (1)	1	Quoted market prices
Surety bonds	1	Quoted market prices
Forward sales contracts	2	Quoted market prices
Fixed for floating swaps	3	Quoted LME forward market, management's estimates of future U.S. Midwest premium
E.ON contingent obligation	3	Quoted LME forward market, management’s estimates of the LME forward market prices for periods beyond the quoted periods and management’s estimate of future level of operations

(1)
Trust assets are currently invested in money market funds. These trust assets are held to fund the non-qualified supplemental executive pension benefit obligations for certain of our officers.  The trust has sole authority to invest the funds in secure interest producing investments consisting of short-term securities issued or guaranteed by the United States government or cash and cash equivalents.

Our fair value measurements include the consideration of market risks that other market participants might consider in pricing the particular asset or liability, specifically non-performance risk and counterparty credit risk. Considerations of the non-performance risk and counterparty credit risk are used to establish the appropriate risk-adjusted discount rates used in our fair value measurements.
Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and the placement within the fair value hierarchy levels. There were no transfers between Level 1 and 2 during the periods presented. There were no transfers into or out of Level 3 during the periods presented. It is our policy to recognize transfers into and transfers out of Level 3 as of the date of the event or change in circumstances that caused the transfer.

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Recurring Fair Value Measurements	As of December 31, 2016
	Level 1	Level 2	Level 3	Total
ASSETS:
Cash equivalents	$79,014	$—	$—	$79,014
Trust assets	3,147	—	—	3,147
Surety bonds	1,874	—	—	1,874
Derivative instruments	—	—	925	925
TOTAL	$84,035	$—	$925	$84,960
LIABILITIES:
E.ON contingent obligation – net (1)	$—	$—	$—	$—
Derivative instruments	—	—	253	253
TOTAL	$—	$—	$253	$253

Recurring Fair Value Measurements	As of December 31, 2015
	Level 1	Level 2	Level 3	Total
ASSETS:
Cash equivalents	$102,675	$—	$—	$102,675
Trust assets	5,226	—	—	5,226
Surety bonds	1,870	—	—	1,870
TOTAL	$109,771	$—	$—	$109,771
LIABILITIES:
E.ON contingent obligation – net (1)	$—	$—	$—	$—
TOTAL	$—	$—	$—	$—

(1)	See Note 6 Debt for additional information about the E.ON contingent obligation.

6. Debt

	December 31,
	2016	2015
Debt classified as current liabilities:
Hancock County industrial revenue bonds ("IRBs") due 2028, interest payable quarterly (variable interest rates (not to exceed 12%)) (1)	$7,815	$7,815
Debt classified as non-current liabilities:
7.5% senior secured notes due June 1, 2021, net of debt discount of $2,301 and $2,722, respectively, interest payable semiannually	247,699	247,278
Total	$255,514	$255,093

(1)
The IRBs are classified as current liabilities because they are remarketed weekly and could be required to be repaid upon demand if there is a failed remarketing. The IRB interest rate at December 31, 2016 was .92%.

U.S. Revolving Credit Facility
General.  We and certain of our direct and indirect domestic subsidiaries (together with Century, the "Borrowers") and Wells Fargo Capital Finance, LLC, as lender and agent, and Credit Suisse AG, BNP Paribas and Morgan Stanley Senior Funding Inc., as lenders, are parties to the Amended and Restated Loan and Security Agreement, dated May 24, 2013 (as amended from time to time, the "U.S. revolving credit facility"). The U.S. revolving credit facility has a term through June 26, 2020 and provides for borrowings of up to $150,000 in the aggregate, including up to $110,000 under a letter of credit sub-facility.  Any letters of credit issued and outstanding under the U.S. revolving credit facility reduce our borrowing availability on a dollar-for-dollar basis.  At

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2016, there were no outstanding borrowings under our U.S. revolving credit facility. Principal payments, if any, are due upon maturity of the U.S. revolving credit facility in June 2020.
Status of our U.S. revolving credit facility:

December 31, 2016
Credit facility maximum amount	$150,000
Borrowing availability	96,048
Outstanding letters of credit issued	45,944
Outstanding borrowings	—
Borrowing availability, net of outstanding letters of credit and borrowings	50,104
Borrowing Base.  The availability of funds under the U.S. revolving credit facility is limited by a specified borrowing base consisting of accounts receivable and inventory of the Borrowers which meet the eligibility criteria.
Guaranty.  The Borrowers' obligations under the U.S. revolving credit facility are guaranteed by certain of our domestic subsidiaries and secured by a continuing lien upon and a security interest in all of the Borrowers' accounts receivable, inventory and certain bank accounts.  Each Borrower is liable for any and all obligations under the U.S. revolving credit facility on a joint and several basis.
Interest Rates and Fees.  Any amounts outstanding under the U.S. revolving credit facility will bear interest, at our option, at LIBOR or a base rate, plus, in each case, an applicable interest margin.  The applicable interest margin is determined based on the average daily availability for the immediately preceding quarter.  In addition, we pay an unused line fee on undrawn amounts, less the amount of our letters of credit exposure. For standby letters of credit, we are required to pay a fee on the face amount of such letters of credit that varies depending on whether the letter of credit exposure is cash collateralized.
Prepayments.  We can make prepayments of amounts outstanding under the U.S. revolving credit facility, in whole or in part, without premium or penalty, subject to standard LIBOR breakage costs, if applicable.  We may be required to apply the proceeds from sales of collateral accounts, other than sales of inventory in the ordinary course of business, to repay amounts outstanding under the revolving credit facility and correspondingly reduce the commitments there under.
Covenants.  The U.S. revolving credit facility contains customary covenants, including restrictions on mergers and acquisitions, indebtedness, affiliate transactions, liens, dividends and distributions, dispositions of collateral, investments and prepayments of indebtedness, as well as a covenant that requires the Borrowers to maintain certain minimum liquidity or availability requirements.
Events of Default.  The U.S. revolving credit facility also includes customary events of default, including nonpayment, misrepresentation, breach of covenant, bankruptcy, change of ownership, certain judgments and certain cross defaults. Upon the occurrence of an event of default, commitments under the U.S. revolving credit facility may be terminated and amounts outstanding may be accelerated and declared immediately due and payable.
Iceland Revolving Credit Facility
General. Our wholly-owned subsidiary, Nordural Grundartangi ehf ("Grundartangi"), has entered into a $50,000 Committed Revolving Credit Facility agreement with Landsbankinn hf., dated November 27, 2013 as amended (the "Iceland revolving credit facility"). Under the terms of the Iceland revolving credit facility, when Grundartangi borrows funds it will designate a repayment date, which may be any date prior to the maturity of the Iceland revolving credit facility. The Iceland revolving credit facility has a term through November 27, 2018.

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Status of our Iceland revolving credit facility:

December 31, 2016
Credit Facility maximum amount	$50,000
Borrowing availability	50,000
Outstanding letters of credit issued	—
Outstanding borrowings	—
Borrowing availability, net of outstanding letters of credit and borrowings	50,000
Borrowing Base.  The availability of funds under the Iceland revolving credit facility is limited by a specified borrowing base consisting of inventory and accounts receivable of Grundartangi.
Security.  Grundartangi's obligations under the Iceland revolving credit facility are secured by a general bond under which Grundartangi's inventory and accounts receivable are pledged to secure full payment of the loan.
Interest Rates and Fees.  Any amounts outstanding under the Iceland revolving credit facility will bear interest at LIBOR plus a margin per annum.
Prepayments.  Any outstanding borrowings may be prepaid without penalty or premium (except incurred breakage costs) in whole or in part.
Covenants.  The Iceland revolving credit facility contains customary covenants, including restrictions on mergers and acquisitions, dispositions of assets, compliance with permits, laws and payment of taxes, as well as a covenant that requires Grundartangi to maintain a certain minimum equity ratio.
Events of Default.  The Iceland revolving credit facility also includes customary events of default, including nonpayment, loss of license, cessation of operations, unlawfulness, breach of covenant, bankruptcy, change of ownership, certain judgments and certain cross defaults. Upon the occurrence of an event of default, commitments under the Iceland revolving credit facility may be terminated and amounts outstanding may be accelerated and declared immediately due and payable.
2021 Notes
General.  On June 4, 2013, we issued $250,000 of our 7.5% Notes due June 1, 2021 (the "2021 Notes") in a private offering exempt from the registration requirements of the Securities Act.  The 2021 Notes were issued at a discount and we received proceeds of $246,330, prior to payment of financing fees and related expenses. The interest rate at 7.5% per annum on the principal amount, payable semi-annually in arrears in cash on June 1st and December 1st of each year. The Notes are senior secured obligations of Century, ranking equally in right of payment with all existing and future senior indebtedness of Century, but effectively senior to unsecured debt to the extent of the value of the collateral.  The maturity date for the payment of principal is June 1, 2021.
Fair Value.  Fair value for our 7.5% Notes due 2021 was based on the latest trading data available and was $234,220 and $169,220, as of December 31, 2016 and 2015, respectively.  Although we use quoted market prices for identical debt instruments, the markets on which they trade are not considered to be active and are therefore considered Level 2 fair value measurements.
Guaranty.  Our obligations under the 2021 Notes are guaranteed by all of our existing and future domestic restricted subsidiaries (the "Guarantor Subsidiaries"), except for foreign owned holding companies and any domestic restricted subsidiary that owns no assets other than equity interests or other investments in foreign subsidiaries, which guaranty shall in each case be a senior secured obligation of such Guarantor Subsidiaries, ranking equally in right of payment with all existing and future senior indebtedness of such Guarantor Subsidiaries but effectively senior to unsecured debt.
Collateral. Our obligations under the 2021 Notes due and the Guarantor Subsidiaries' obligations under the guarantees are secured by a pledge of and lien on (subject to certain exceptions):

(i)	all of our and the Guarantor Subsidiaries' property, plant and equipment;

(ii)
all equity interests in domestic subsidiaries directly owned by us and the Guarantor Subsidiaries and 65% of equity interests in foreign subsidiaries or foreign holding companies directly owned by us and the Guarantor Subsidiaries;

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(iii)	intercompany notes owed by any non-guarantor to us or any Guarantor Subsidiary to us; and

(iv)	proceeds of the foregoing.
Under certain circumstances, we may incur additional debt that also may be secured by liens on the collateral that are equal to or have priority over the liens securing the 2021 Notes.
Redemption Rights.  Prior to June 1, 2016, we may redeem the 2021 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a make-whole premium, and if redeemed during the twelve-month period beginning on June 1 of the years indicated below, at the following redemption prices plus accrued and unpaid interest:

Year	Percentage
2017	103.750%
2018	101.875%
2019 and thereafter	100.000%
Upon a change of control (as defined in the indenture governing the 2021 Notes), we will be required to make an offer to purchase the 2021 Notes at a purchase price equal to 101% of the outstanding principal amount of the 2021 Notes on the date of the purchase, plus accrued interest to the date of purchase.
Covenants.  The indenture governing the 2021 Notes contains customary covenants which may limit our ability, and the ability of certain of our subsidiaries, to: (i) incur additional debt; (ii) incur additional liens; (iii) pay dividends or make distributions in respect of capital stock; (iv) purchase or redeem capital stock; (v) make investments or certain other restricted payments; (vi) sell assets; (vii) issue or sell stock of certain subsidiaries; (viii) enter into transactions with shareholders or affiliates; and (ix) effect a consolidation or merger.
7.5% Notes due 2014
In August 2004, we sold $250,000 of our 7.5% Notes due 2014 in a private offering exempt from the registration requirements of the Securities Act.  The 7.5% Notes due 2014 were subsequently registered with the SEC in December 2004. The 7.5% Notes due 2014 matured on August 15, 2014 and were repaid upon maturity.
E.ON contingent obligation
General.  The E.ON contingent obligation consists of the aggregate E.ON payments made to Big Rivers Electric Corporation ("Big Rivers") on CAKY’s behalf in excess of the agreed upon base amount under the long-term cost-based power contract with Kenergy, a member cooperative of Big Rivers (the "Big Rivers Agreement").  Our obligation to make repayments is contingent upon certain operating criteria for Hawesville and the LME price of primary aluminum.  When the conditions for repayment are met, and for so long as those conditions continue to be met, we will be obligated to make principal and interest payments, in up to 72 monthly payments. Interest accrues at an annual rate equal to 10.94% and the term of the agreement is through December 31, 2028.
Based on the LME forward market prices for primary aluminum at December 31, 2016 and management's estimate of the LME forward market for periods beyond the quoted periods, we recognized a derivative asset which offsets our contingent obligation. As a result, our net liability decreased and we recorded a gain of $1,411 and $1,411 in net gain (loss) on forward and derivative contracts for the years ended December 31, 2016 and 2015. These amounts are exactly offset by interest expense on the E.On contingent obligation which is recorded as part of interest expense. In addition, we believe that we will not have any payment obligations for the E.ON contingent obligation through the term of the agreement, which expires in 2028. However, future increases in the LME forward market may result in a partial or full derecognition of the derivative asset and a corresponding recognition of a loss.

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table provides information about the balance sheet location and gross amounts offset:

Offsetting of financial instruments and derivatives
	Balance sheet location	December 31, 2016	December 31, 2015
E.ON contingent obligation – principal	Other liabilities	$(12,902)	$(12,902)
E.ON contingent obligation – accrued interest	Other liabilities	(8,113)	(6,702)
E.ON contingent obligation – derivative asset	Other liabilities	21,015	19,604
		$—	$—
Industrial Revenue Bonds
General.  As part of the purchase price for our acquisition of the Hawesville facility, we assumed industrial revenue bonds ("IRBs") which were issued in connection with the financing of certain solid waste disposal facilities constructed at the Hawesville facility. The IRBs bear interest at a variable rate not to exceed 12% per annum determined weekly based upon prevailing rates for similar bonds in the industrial revenue bond market and interest on the IRBs is paid quarterly. The IRBs are secured by a letter of credit issued under our revolving credit facility and mature on April 1, 2028.
7. Shareholders' equity
Common Stock
As of December 31, 2016 and 2015, we had 195,000,000 shares of common stock, $0.01 cent par value, authorized under our Restated Certificate of Incorporation, of which 94,437,418 shares were issued and 87,250,897 shares were outstanding at December 31, 2016; 94,224,571 shares were issued and 87,038,050 shares were outstanding at December 31, 2015.
The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which are currently outstanding, including our Series A Convertible Preferred Stock, or which we may designate and issue in the future.
Preferred Stock
As of December 31, 2016 and 2015, we had 5,000,000 shares of preferred stock, $0.01 cent par value per share, authorized under our Restated Certificate of Incorporation. Our Board of Directors may issue preferred stock in one or more series and determine for each series the dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting that series, as well as the designation thereof.  Depending upon the terms of preferred stock established by our Board of Directors, any or all of the preferred stock could have preference over the common stock with respect to dividends and other distributions and upon the liquidation of Century. In addition, issuance of any shares of preferred stock with voting powers may dilute the voting power of the outstanding common stock.
Series A Convertible Preferred Stock
Shares Authorized and Outstanding.  In 2008, we issued 160,000 shares of our Series A Convertible Preferred Stock.  Glencore holds all of the issued and outstanding Series A Convertible Preferred Stock. At December 31, 2016 and December 31, 2015, 75,625 shares and 76,539 were outstanding, respectively.
The issuance of common stock under our stock incentive programs, debt exchange transactions and any stock offering that excludes Glencore participation triggers anti-dilution provisions of the preferred stock agreement and results in the automatic conversion of Series A Convertible Preferred Stock shares into shares of common stock. The conversion of preferred to common shares is 100 shares of common for each share of preferred stock.  Our Series A Convertible Preferred Stock has a par value of $0.01 per share.

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Common and Preferred Stock Activity table below contains additional information about preferred stock conversions during 2016, 2015 and 2014:

Common and Preferred Stock Activity:	Preferred stock	Common stock
(in shares)	Series A Convertible	Treasury	Outstanding
Balance as of December 31, 2013	79,620	4,786,521	88,710,277
Conversion of convertible preferred stock	(1,479)	—	147,952
Issuance for share-based compensation plans	—	—	206,353
Balance as of December 31, 2014	78,141	4,786,521	89,064,582
Repurchase of common stock	—	2,400,000	(2,400,000)
Conversion of convertible preferred stock	(1,602)	—	160,162
Issuance for share-based compensation plans	—	—	213,306
Balance as of December 31, 2015	76,539	7,186,521	87,038,050
Conversion of convertible preferred stock	(914)	—	91,362
Issuance for share-based compensation plans	—	—	121,485
Balance as of December 31, 2016	75,625	7,186,521	87,250,897
Dividend Rights.  So long as any shares of our Series A Convertible Preferred Stock are outstanding, we may not pay or declare any dividend or make any distribution upon or in respect of our common stock or any other capital stock ranking on a parity with or junior to the Series A Convertible Preferred Stock in respect of dividends or liquidation preference, unless we, at the same time, declare and pay a dividend or distribution on the shares of Series A Convertible Preferred Stock (a) in an amount equal to the amount such holders would receive if they were the holders of the number of shares of our common stock into which their shares of Series A Convertible Preferred Stock are convertible as of the record date fixed for such dividend or distribution, or (b) in the case of a dividend or distribution on other capital stock ranking on a parity with or junior to the Series A Convertible Preferred Stock in such amount and in such form as (based on the determination of holders of a majority of the Series A Convertible Preferred Stock) will preserve, without dilution, the economic position of the Series A Convertible Preferred Stock relative to such other capital stock.
Voting Rights.  The Series A Convertible Preferred Stock has no voting rights for the election of directors or on other matters where the shares of common stock have voting rights.  However, we may not change the powers, preferences, or rights given to the Series A Convertible Preferred Stock, or authorize, create or issue any additional shares of Series A Convertible Preferred Stock without the affirmative vote of the holders of a majority of the shares of Series A Convertible Preferred Stock then outstanding (voting separately as a class).
Liquidation Rights.  Upon any liquidation, dissolution, or winding-up of Century, the holders of shares of Series A Convertible Preferred Stock are entitled to receive a preferential distribution of $0.01 per share out of the assets available for distribution.  In addition, upon any liquidation, dissolution or winding-up of Century, if our assets are sufficient to make any distribution to the holders of the common stock, then the holders of shares of Series A Convertible Preferred Stock are also entitled to share ratably with the holders of common stock in the distribution of Century’s assets (as though the holders of Series A Convertible Preferred Stock were holders of that number of shares of common stock into which their shares of Series A Convertible Preferred Stock are convertible).  However, the amount of any such distribution will be reduced by the amount of the preferential distribution received by the holders of the Series A Convertible Preferred Stock.
Transfer Restrictions.  Glencore is prohibited from transferring shares of Series A Convertible Preferred Stock to any party other than an affiliate who agrees to become bound by certain agreements associated with these shares.
Automatic Conversion.  The Series A Convertible Preferred Stock automatically converts, without any further act of Century or any holders of Series A Convertible Preferred Stock, into shares of common stock, at a conversion ratio of 100 shares of common stock for each share of Series A Convertible Preferred Stock, upon the occurrence of any of the following automatic conversion events:

•
If we sell or issue shares of common stock or any other stock that votes generally with our common stock, or the occurrence of any other event, including a sale, transfer or other disposition of common stock by Glencore, as a result

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

of which the percentage of voting stock held by Glencore decreases, an amount of Series A Convertible Preferred Stock will convert to common stock to restore Glencore to its previous ownership percentage;

•
If shares of Series A Convertible Preferred Stock are transferred to an entity that is not an affiliate of Glencore, such shares of Series A Convertible Preferred Stock will convert to shares of our common stock, provided that such transfers may only be made pursuant to an effective registration statement;

•
Upon a sale of Series A Convertible Preferred Stock by Glencore in a Rule 144 transaction in which the shares of Series A Convertible Preferred Stock and our common stock issuable upon the conversion thereof are not directed to any purchaser, such shares of Series A Convertible Preferred Stock sold will convert to shares of our common stock; and

•
Immediately prior to and conditioned upon the consummation of a merger, reorganization or consolidation to which we are a party or a sale, abandonment, transfer, lease, license, mortgage, exchange or other disposition of all or substantially all of our property or assets, in one or a series of transactions where, in any such case, all of our common stock would be converted into the right to receive, or exchanged for, cash and/or securities, other than any transaction in which the Series A Convertible Preferred Stock will be redeemed.

Optional Conversion.  Glencore has the option to convert the Series A Convertible Preferred Stock in a tender offer or exchange offer, at the same conversion ratio as above, in which a majority of the outstanding shares of our common stock have been tendered by the holders thereof and not duly withdrawn at the expiration time of such tender or exchange offer, so long as the Series A Convertible Preferred Stock is tendered or exchanged in such offer.
Stock Combinations – Adjustments.  If, at any time while the Series A Convertible Preferred Stock is outstanding, Century combines outstanding common stock into a smaller number of shares, then the number of shares of common stock issuable on conversion of each share of Series A Convertible Preferred Stock will be decreased in proportion to such decrease in the aggregate number of shares of common stock outstanding.
Redemptions or Repurchases of Common Stock.  We may not redeem or repurchase our common stock unless we redeem or repurchase, or otherwise make a payment on, a pro rata number of shares of the Series A Convertible Preferred Stock.  These restrictions do not apply to our open market repurchases or our repurchases pursuant to our employee benefit plans.
Right of Redemption.  The Series A Convertible Preferred Stock will be redeemed by Century if any of the following events occur (at a redemption price based on the trading price of our common stock prior to the announcement of such event) and Glencore votes its shares of our common stock in opposition to such events:

•
We propose a merger, reorganization or consolidation, sale, abandonment, transfer, lease, license, mortgage, exchange or other disposition of all or substantially all of our property or assets where any of our common stock would be converted into the right to receive, or exchanged for, assets other than cash and/or securities traded on a national stock exchange or that are otherwise readily marketable, or

•
We propose to dissolve and wind up operations and any assets, other than cash and/or securities traded on a national stock exchange or that are otherwise readily marketable, are to be distributed to the holders of our common stock.

Stock Repurchase Program
In 2011, our Board of Directors authorized a $60 million stock repurchase program and during the first quarter of 2015, our Board of Directors increased the size of the program by $70 million.  Under the program, Century is authorized to repurchase up to $130 million of our outstanding shares of common stock, from time to time, on the open market at prevailing market prices, in block trades or otherwise.  The timing and amount of any shares repurchased will be determined by our management based on its evaluation of market conditions, the trading price of our common stock and other factors.  The stock repurchase program may be suspended or discontinued at any time.
Shares of common stock repurchased are recorded at cost as treasury stock and result in a reduction of shareholders’ equity in the consolidated balance sheets. From time to time, treasury shares may be reissued as contributions to our employee benefit plans and for the conversion of convertible preferred stock. When shares are reissued, we use an average cost method for determining cost. The difference between the cost of the shares and the reissuance price is added to or deducted from additional paid-in capital.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Through December 31, 2016, we repurchased 7,186,521 shares of common stock for an aggregate purchase price of $86,276. We have made no repurchases since April 2015 and have approximately $43,724 remaining under the repurchase program authorization as of December 31, 2016.
8. Inventories
Inventories, at December 31, consist of the following:

	2016	2015
Raw materials	$59,415	$52,121
Work-in-process	35,539	34,025
Finished goods	26,613	15,988
Operating and other supplies	111,996	129,738
Inventories	$233,563	$231,872

9. Property, plant and equipment
Property, plant and equipment, at December 31, consist of the following:

	2016	2015
Land and improvements	$42,654	$42,654
Buildings and improvements	330,254	325,580
Machinery and equipment	1,374,551	1,349,731
Construction in progress	21,106	173,418
	1,768,565	1,891,383
Less accumulated depreciation	(742,280)	(659,127)
Property, plant and equipment - net	$1,026,285	$1,232,256
For the years ended December 31, 2016, 2015 and 2014, we recorded depreciation and amortization expense of $84,780, $80,117 and $70,827, respectively. See Note 3 Asset impairment regarding impairment for our Helguvik project.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Accumulated Other Comprehensive Loss ("AOCL")

Components of AOCL	2016	2015
Defined benefit plan liabilities	$(125,917)	$(121,910)
Gain (loss) on financial instruments	2,860	(1,435)
Other comprehensive loss before income tax effect	(123,057)	(123,345)
Income tax effect (1)	9,164	10,695
Accumulated other comprehensive loss	$(113,893)	$(112,650)

(1)	The allocation of the income tax effect to the components of other comprehensive income is as follows:

	2016	2015
Defined benefit plan liabilities	$9,736	$11,243
Gain (loss) on financial instruments	(572)	(548)

The following table summarizes the changes in the accumulated balances for each component of AOCL:

	Defined benefit plan and other postretirement liabilities	Equity in investee other comprehensive income	Gain (loss) on financial instruments	Total, net of tax
Balance, December 31, 2013	(77,921)	(12,232)	(1,679)	(91,832)
Other comprehensive income (loss) before reclassifications	(42,926)	(419)	—	(43,345)
Net amount reclassified to net income	4,995	—	(151)	4,844
Elimination of equity in investee resulting from acquisition	—	12,651	—	12,651
Balance, December 31, 2014	(115,852)	—	(1,830)	(117,682)
Other comprehensive income before reclassifications	7,311	—	—	7,311
Net amount reclassified to net loss	(2,126)	—	(153)	(2,279)
Balance, December 31, 2015	$(110,667)	$—	$(1,983)	$(112,650)
Other comprehensive income before reclassifications	$(9,521)	$—	$—	$(9,521)
Net amount reclassified to net loss	4,007	—	4,271	8,278
Balance, December 31, 2016	$(116,181)	$—	$2,288	$(113,893)

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Reclassifications out of AOCL were included in the consolidated statements of operations as follows:

		Gains (Losses) Reclassified from AOCL to the Consolidated Statements of Operations
AOCL Components	Location	2016	2015	2014
Defined benefit plan and other postretirement liabilities	Cost of goods sold	$3,464	$(1,696)	$6,237
	Selling, general and administrative expenses	465	235	569
	Other operating expense, net	1,585	904	—
	Income tax expense	(1,507)	(1,569)	(1,811)
	Net of tax	$4,007	$(2,126)	$4,995

Equity in investee other comprehensive income	Cost of goods sold	$—	$—	$—
	Income tax expense	—	—	(419)
	Net of tax	$—	$—	$(419)

Gain (loss) on financial instruments	Cost of goods sold	$(185)	$(186)	$(185)
	Helguvik impairment	4,480	—	—
	Income tax benefit	(24)	33	34
	Net of tax	$4,271	$(153)	$(151)

11. Pension and other postretirement benefits
Pension Benefits
We maintain noncontributory defined benefit pension plans for certain domestic hourly and salaried employees.  For the eligible domestic salaried employees, plan benefits are based primarily on years of service and average compensation during the later years of employment. For hourly employees, plan benefits are based primarily on a formula that provides a specific benefit for each year of service.  Our funding policy is to contribute amounts based upon actuarial and economic assumptions designed to achieve adequate funding of the projected benefit obligations and to meet the minimum funding requirements of the Employee Retirement Income Security Act 1974 ("ERISA"). In addition, we maintain the SERB plan for certain current and former executive officers which is frozen to future accruals.
Partial Freeze
In 2014, the Salaried Pension Plan was amended to eliminate future accruals for participants who are under age 50 as of January 1, 2015. The plan was also closed to new entrants. The amendment decreased the plans' projected benefit obligations by approximately $6,600 and a curtailment charge of $263 was recorded in 2014. In 2015, the South Carolina Plan was merged into the Salaried Plan. The participants in the South Carolina component of the merged Plan are not affected by the partial plan freeze and the plan is still open to new hourly employees.
Pension Settlement - Lump Sum Payout
In 2014, we offered certain former employees with vested pension benefits a lump sum payout in an effort to reduce our long-term pension obligations. As a result, net periodic benefit cost for our pension plans increased by a non-cash settlement charge of $4,701 for 2014 and the projected benefit obligation decreased by $19,573.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

PBGC settlement
In 2013, we entered into a settlement agreement with the Pension Benefit Guaranty Corporation ("PBGC") regarding an alleged "cessation of operations" at our Ravenswood facility as a result of the 2009 curtailment of operations at the facility. Pursuant to the terms of the agreement, we will make additional contributions (above any minimum required contributions) to our defined benefit pension plans totaling approximately $17,400 over the term of the agreement, which runs through 2016. Under certain circumstances, in periods of lower primary aluminum prices relative to our cost of operations, we are able to defer one or more of these payments, but would then be required to provide the PBGC with acceptable security for deferred payments. We made contributions pursuant to this agreement of $1,100 in 2015 and $6,700 in 2013. We did not make any contribution during 2014 or 2016. We have elected to defer other payments under the PBGC agreement and have provided the PBGC with the appropriate security. The remaining contributions under this agreement are approximately $9,600.
Other Postretirement Benefits (OPEB)
In addition to providing pension benefits, we provide certain healthcare and life insurance benefits for certain domestic retired employees. We accrue the estimated cost of providing postretirement benefits during the working careers of those employees who could become eligible for such benefits when they retire. We fund these benefits as the retirees submit claims.
Retiree medical benefits changes
Under the current Hawesville labor agreement, employees who retire during the term of the labor agreement have been divided into sub-groups based on attributes such as Medicare eligibility, hire date, age and years of service.  Levels of benefits are defined for the sub-groups and range from no substantive change from the benefits provided under the previous labor agreement to replacement of the defined retiree medical benefit program with individual health reimbursement accounts for each eligible participant.  The health reimbursement accounts will be funded by CAKY based on established rates per hour worked by each eligible participant.  Eligible participants will be able to withdraw from their health reimbursement accounts to fund their own retiree medical coverage.
Obligations and Funded Status
The change in benefit obligations and change in plan assets as of December 31 are as follows:

	Pension		OPEB
	2016	2015	2016	2015
Change in benefit obligation:
Benefit obligation at beginning of year	$326,571	$336,292	$132,550	$158,781
Service cost	4,651	6,346	1,003	1,970
Interest cost	13,892	13,388	5,595	5,985
Plan amendments	—	—	—	(1,758)
Actuarial loss (gain)	12,761	(11,429)	1,919	(18,150)
Medicare Part D	—	—	38	—
Benefits paid	(29,828)	(19,247)	(7,249)	(5,878)
Curtailment	—	1,221	—	(8,400)
Benefit obligation at end of year	$328,047	$326,571	$133,856	$132,550

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Pension		OPEB
	2016	2015	2016	2015
Change in plan assets:
Fair value of plan assets at beginning of year	$280,862	$305,520	$—	$—
Actual return on plan assets	23,932	(11,321)	—	—
Employer contributions	1,775	5,910	7,211	5,878
Medicare Part D subsidy received	—	—	38	—
Benefits paid	(29,828)	(19,247)	(7,249)	(5,878)
Fair value of assets at end of year	$276,741	$280,862	$—	$—

	Pension		OPEB
	2016	2015	2016	2015
Funded status of plans:
Funded status	$(51,306)	$(45,709)	$(133,856)	$(132,550)
Amounts recognized in the Consolidated Balance Sheets:
Current liabilities	(1,813)	(1,743)	(7,501)	(6,551)
Non-current liabilities	(49,493)	(43,966)	(126,355)	(125,999)
Net amount recognized	$(51,306)	$(45,709)	$(133,856)	$(132,550)

Amounts recognized in accumulated other comprehensive loss (pre-tax):
Net loss	$83,451	$80,514	$47,957	$49,562
Prior service cost (benefit)	1,104	1,211	(6,595)	(9,377)
Total	$84,555	$81,725	$41,362	$40,185
Pension Plans That Are Not Fully Funded
At December 31, 2016, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $328,047, $322,356 and $276,741, respectively.
At December 31, 2015, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $326,571, $319,873 and $280,862, respectively.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Components of net periodic benefit cost and other amounts recognized in other comprehensive loss:
Net Periodic Benefit Cost:

	Year Ended December 31,
	Pension			OPEB
	2016	2015	2014	2016	2015	2014
Service cost	$4,651	$6,346	$5,605	$1,003	$1,970	$1,591
Interest cost	13,892	13,388	11,629	5,595	5,985	6,420
Expected return on plan assets	(18,774)	(21,241)	(14,694)	—	—	—
Amortization of prior service costs	106	110	77	(2,781)	(3,728)	(3,844)
Amortization of net loss	4,666	3,980	1,907	3,537	3,814	3,704
Settlements	—	—	4,701	—	—	—
Curtailment cost (benefit)	—	1,235	263	—	(4,266)	—
Net periodic benefit cost	$4,541	$3,818	$9,488	$7,354	$3,775	$7,871
Other changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Loss (pre-tax):

	Year Ended December 31,
	Pension		OPEB
	2016	2015	2016	2015
Net loss (gain)	$7,603	$21,133	$1,919	$(26,686)
Prior service cost (benefit)	—	—	—	(1,758)
Amortization of net loss, including recognition due to settlement	(4,666)	(3,980)	(3,537)	(3,814)
Amortization of prior service benefit (cost), including recognition due to curtailment	(106)	(124)	2,781	8,475
Total amount recognized in other comprehensive loss	2,831	17,029	1,163	(23,783)
Net periodic benefit cost	4,541	3,818	7,354	3,775
Total recognized in net periodic benefit cost and other comprehensive loss	$7,372	$20,847	$8,517	$(20,008)

Amounts in accumulated other comprehensive loss expected to be recognized as components of net periodic benefit cost during 2017
	Pension	OPEB
Amortization of net loss	$4,926	$3,645
Amortization of prior service cost (benefit)	106	(2,781)

Weighted average assumptions used to determine benefit obligations at December 31:

	Pension		OPEB
	2016	2015	2016	2015
Discount rate (1)	4.19%	4.44%	4.20%	4.50%
Rate of compensation increase (2)	3%/4%	3%/4%	3%/4%	3%/4%
Measurement date	12/31/2016	12/31/2015	12/31/2016	12/31/2015

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Weighted average assumptions used to determine net periodic benefit cost for the years ended December 31:

	Pension			OPEB
	2016	2015	2014	2016	2015	2014
Measurement date	12/31/2015	12/31/2014	12/31/2013	12/31/2015	12/31/2014	12/31/2013
Fiscal year end	12/31/2016	12/31/2015	12/31/2014	12/31/2016	12/31/2015	12/31/2014
Discount rate (1)	4.44%	4.05%	4.89%	4.50%	4.00%	4.99%
Rate of compensation increase (2)	3%/4%	3%/4%	3%/4%	3%/4%	3%/4%	3%/4%
Expected return on plan assets (3)	7.10%	7.16%	7.25%	—	—	—

(1)	We use the Ryan Above Median Discount Rate Curve ("Ryan Curve") to determine the discount rate.

(2)
For 2016, the rate of compensation increase is 3% per year for the first two years and 4% per year for year three and thereafter. For 2015, the rate of compensation increase is 3% per year for the first three years and 4% per year for year four and thereafter. For 2014, the rate of compensation increase is 3% per year for the first four years and 4% per year for year five and thereafter.

(3)
The rate for each of our defined benefit plans was selected by taking into account our expected asset mix and is based on historical performance as well as expected future rates of return on plan assets.

For measurement purposes, medical cost inflation is initially estimated to be 7.0%, declining to 4.5% over eleven years and thereafter.
Assumed health care cost trend rates have a significant effect on the amounts reported for the health care benefit obligations. A one-percentage-point change in the assumed health care cost trend rate would have had the following effects in 2016:

	1% Increase	1% Decrease
Effect on total of service and interest cost	$933	$(769)
Effect on accumulated postretirement benefit obligation	16,968	(14,290)

Benefit Plan Assets
Pension Plan Investment Strategy and Policy
The Pension Plans’ assets are invested in a prudent manner for the exclusive purpose of providing benefits to participants.
Other objectives are to:

•
Provide a total return that, over the long term, provides sufficient assets to fund the pension plan liabilities subject to a level of risk, contributions and pension expense deemed appropriate by the company.

•
Minimize, where possible, pension expense volatility, and inclusion of liability driven investing as an investment strategy when appropriate. As the funding ratio improves, the objectives will evolve to minimize the funded status volatility.

•	Diversify investments within asset classes to reduce the impact of losses in single investments.
The assets of the Pension Plans are invested in compliance with ERISA, as amended, and any subsequent applicable regulations and laws.
Performance
Our performance objective is to outperform the return of weighing passive investment alternatives by the policy target allocations after fees at a comparable level of risk. This investment objective is expected to be achieved over the long term and is measured over rolling multi-year periods. Peer-relative performance comparisons will also be considered especially when performance deviates meaningfully from market indexes. Investment objectives for each asset class are included below.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Asset Allocation Policy
Asset allocation policy is the principal method for achieving the Pension Plans' investment objectives stated above. The Pension Plans’ weighted average long-term strategic asset allocation policy targets are as follows:

	Pension Plan Asset Allocation
	2016 Target	December 31, 2016	December 31, 2015
Equities:
U.S. equities	33%	34%	30%
International equities	22%	22%	20%
Fixed income	45%	44%	50%
		100%	100%

U.S. and international equities are held for their long-term expected return premium over fixed income investments and inflation. Fixed income is held for diversification relative to equities.

The strategic role of U.S. and international equities is to:

•	Provide higher expected returns of the major asset classes.

•	Maintain a diversified exposure within the U.S. and international stock markets through the use of multi-manager portfolio strategies.

•	Achieve returns in excess of passive indexes through the use of active investment managers and strategies.
The strategic role of fixed income is to:

•
Diversify the Pension Plans’ equity exposure by investing in fixed income securities that exhibit a low correlation to equities, thereby lowering the overall return volatility of the entire investment portfolio.

•	Maintain a diversified exposure within the U.S. fixed income market through the use of multi-manager portfolio strategies.

•	Achieve returns in excess of passive indexes through the use of active investment managers and strategies.
The long-term strategic asset allocation policy is reviewed regularly or whenever significant changes occur to Century’s or the Pension Plans' financial position and liabilities.
Fair Value Measurements of Pension Plan assets
The following table sets forth by level the fair value hierarchy our Pension Plans' assets.  These assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and the placement within the fair value hierarchy levels.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair Value of Pension Plans’ assets included under the fair value hierarchy:

As of December 31, 2016	Level 1	Level 2	Level 3	Total
Equities:
U.S. equities	$93,773	$—	$—	$93,773
International equities	61,453	—	—	61,453
Fixed income	121,515	—	—	121,515
Total	$276,741	$—	$—	$276,741
As of December 31, 2015
Equities:
U.S. equities	$86,723	$—	$—	$86,723
International equities	54,769	—	—	54,769
Fixed income	139,370	—	—	139,370
Total	$280,862	$—	$—	$280,862
Our Pension Plans’ assets are held in certain mutual funds.  The fair value of the mutual funds is based on the Net Asset Value ("NAV") which is calculated every business day. The value of the underlying securities within the mutual funds are determined as follows:

•	U.S. listed equities; equity and fixed income options: Last sale price; last bid price if no last sale price;

•	U.S. over-the-counter equities: Official closing price; last bid price if no closing price;

•	Foreign equities: Official closing price, where available, or last sale price; last bid price if no official closing price; and

•	Municipal bonds, US bonds, Eurobonds/foreign bonds: Evaluated bid price; broker quote if no evaluated bid price.
Our other postretirement benefit plans are unfunded. We fund these benefits as the retirees submit claims.
Pension and OPEB Cash Flows
During 2016 and 2015, we made contributions of approximately $1,775 and $5,910, respectively, to the qualified defined benefit and SERB plans we sponsor.
We expect to make the following contributions for 2017:

2017
Expected pension plan contributions	$1,813
Expected OPEB benefits payments	7,501
Estimated Future Benefit Payments
The following table provides the estimated future benefit payments for the pension and other postretirement benefit plans:

	Pension Benefits	OPEB Benefits
2017	$19,705	$7,501
2018	19,562	7,519
2019	20,429	7,855
2020	20,929	8,055
2021	20,819	8,287
2022 – 2026	102,567	35,560

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Participation in Multi-employer Pension Plans
The union-represented employees at Hawesville are part of a United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union ("USWA") sponsored multi-employer plan.  Our contributions to the plan are determined at a fixed rate per hour worked. Currently, we do not have any plans to withdraw from or curtail participation in this plan.  The risks of participating in a multi-employer plan are different from single-employer plans in the following respects:

•	Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

•
If a participating employer chooses to stop participating in a multi-employer plan, the employer may be required to pay the plan an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

Century’s participation in the plan for the year ended December 31, 2016, is outlined in the table below.

Fund	Steelworkers Pension Trust
EIN / PN	23-6648508/499
Pension Protection Act Zone Status 2016 (1)	Green
Pension Protection Act Zone Status 2015 (1)	Green
Subject to Financial Improvement/Rehabilitation Plan	No
Contributions of Century Aluminum 2016	$788
Contributions of Century Aluminum 2015	$1,618
Contributions of Century Aluminum 2014	$2,164
Withdrawal from Plan Probable	No
Surcharge Imposed	No
Expiration Date of Collective Bargaining Agreement	April 1, 2020

(1)
The most recent Pension Protection Act zone status available in 2016 and 2015 is for the plan's year-end December 31, 2015 and December 31, 2014, respectively.  The zone status is based on information that Century received from the plan as well as publicly available information per the Department of Labor and is certified by the plan’s actuary. Among other factors, plans in the green zone are at least 80 percent funded.

Century 401(k) Plans
We sponsor a tax-deferred savings plan under which eligible domestic employees may elect to contribute specified percentages of their compensation with Century.  We match a portion of participants' contributions to the savings plan.  Employee and matching contributions are considered fully vested immediately upon participation in the plan. Concurrent with the 2014 amendment to the Salaried Pension Plan that eliminated future accruals for participants who are under age 50 as of January 1, 2015 and closed the plan to new entrants, the Company increased the proportional match of contributions made by those affected by the amendment. The expense related to the plan was $3,945, $5,446, and $1,547 for 2016, 2015 and 2014, respectively.
12. Share-based compensation
Amended and Restated Stock Incentive Plan — We award restricted share units and grant qualified incentive and nonqualified stock options to our salaried officers, non-employee directors, and other key employees from our Amended and Restated Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan has 10,000,000 shares authorized for issuance with approximately 6,595,000 shares remaining at December 31, 2016.  Our share-based compensation consists of service-based and performance-based share awards that typically vest over a period of three years from the date of grant, provided that the recipient is still our employee at the time of vesting. Our independent non-employee directors receive annual grants of service-based share awards that vest following 12 months of service.  In the past, we have granted stock options that

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

have a term of 10 years and typically vest one-third on the grant date and an additional one-third on the first and second anniversary dates of the grant.  Our most recent grant of stock options was in 2009.
As of December 31, 2016, options to purchase 359,570 shares of common stock and 741,036 service-based share awards were outstanding.
A summary of activity under our Stock Incentive Plan during the year ended December 31, 2016 is presented below:

Options	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at January 1, 2016	443,737	$27.06
Exercised	—	—
Forfeited/expired	(84,167)	36.06
Outstanding, fully vested and exercisable at December 31, 2016 (1)	359,570	$24.95	1.61	$424

(1)
As the result of actions in 2011 that were determined to be a "change of control" under the Stock Incentive Plan, all options will remain exercisable for their respective remaining term, regardless of whether the awardees remain employees of Century. Of the 359,570 outstanding options at December 31, 2016 there are 210,905 options with an exercise price of $6.55 per share that expire in May 2019.

Long-Term Incentive Plan — We also grant annual long-term incentive awards under our Amended and Restated Long-Term Incentive Plan (the "LTIP"). The LTIP is designed to provide senior-level employees the opportunity to earn long-term incentive awards through the achievement of performance goals and to align compensation with the interests of our stockholders by linking compensation to share price appreciation and total stockholder return over a multi-year period. Awards made under the LTIP are granted subject to the Stock Incentive Plan to the extent the award is deliverable in stock. We provide two types of LTIP awards: time-vested share units and performance units.
Time-vested share units are stock-settled awards which do not contain any performance-based vesting requirements.  Performance units can be settled in cash or stock and vest based on the achievement of pre-determined performance metrics at the discretion of the Board. We recorded a performance unit liability for approximately $5,511 and $4,853 as of December 31, 2016 and 2015, respectively. Both the performance units and time-vested share units vest, in their entirety, after three years.

Service-based share awards
Outstanding at January 1, 2016	541,304
Granted	528,189
Vested	(197,724)
Forfeited	(130,733)
Outstanding at December 31, 2016	741,036

	Year ended December 31,
	2016	2015	2014
Weighted average per share fair value of service-based share grants	$7.14	$4.21	$15.31
Total intrinsic value of option exercises	—	—	1,011
Fair Value Measurement of Share-Based Compensation Awards – We estimate the fair value of each stock option award using the Black-Scholes model on the date of grant.  We have not granted any stock options since 2009. For our service-based awards, fair value is equal to the closing stock price on the date of grant. For our performance-based awards, fair value is equal to the closing stock price at each reporting period end.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the compensation cost recognized for the years ended December 31, 2016, 2015 and 2014 for all options, service-based and performance-based share awards. The compensation cost is included as part of selling, general and administrative expenses in our Consolidated Statements of Operations.

	Year ended December 31,
	2016	2015	2014
Share-based compensation expense reported:
Performance-based share expense	$1,441	$1,587	$1,090
Service-based share expense	1,263	257	244
Total share-based compensation expense before income tax	2,704	1,844	1,334
Income tax	—	—	—
Total share-based compensation expense, net of income tax	$2,704	$1,844	$1,334
No share-based compensation cost was capitalized during these periods and there were no significant modifications of any share-based awards in 2016, 2015 and 2014. As of December 31, 2016, we had unrecognized compensation cost of $1,872 before taxes.  This cost will be recognized over a weighted average period of two years.
13. Earnings (loss) per share
Basic earnings (loss) per share ("EPS") amounts are calculated by dividing net income (loss) allocated to common stockholders by the weighted average number of common shares outstanding.  Diluted EPS amounts assume the issuance of common stock for all potentially dilutive common shares outstanding.
The following table shows the basic and diluted earnings (loss) per share for 2016, 2015, and 2014:

	For the year ended December 31, 2016
	Net loss	Shares (000)	Per-Share
Net loss	$(252,415)
Amount allocated to common stockholders	100%
Basic and Diluted EPS:
Net loss allocated to common stockholders	$(252,415)	87,064	$(2.90)

	For the year ended December 31, 2015
	Net loss	Shares (000)	Per-Share
Net loss	$(59,310)
Amount allocated to common stockholders	100%
Basic and Diluted EPS:
Net loss allocated to common stockholders	$(59,310)	87,375	$(0.68)

	For the year ended December 31, 2014
	Net income	Shares (000)	Per-Share
Net income	$126,474
Amount allocated to common stockholders	91.81%
Basic EPS:
Net income allocated to common stockholders	$116,116	88,823	$1.31
Effect of dilutive securities:
Share-based compensation plans		605
Diluted EPS:	$116,116	89,428	$1.30

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Securities excluded from the calculation of diluted EPS:
	2016	2015	2014
Stock options (1)	105,453	356,634	320,553
Service-based share awards (1)	840,402	608,914	—

(1)
In periods when we report a net loss, all share-based compensation awards are excluded from the calculation of diluted weighted average shares outstanding because of their antidilutive effect on earnings (loss) per share.

14. Income taxes

The components of pre-tax book income (loss) consist of the following:
	Year Ended December 31,
	2016	2015	2014
U.S.	$(86,545)	$(62,203)	$91,026
Foreign	(164,320)	21,081	52,451
Total	$(250,865)	$(41,122)	$143,477

Significant components of the income tax expense consist of the following:
	Year Ended December 31,
	2016	2015	2014
Current:
U.S. federal current expense (benefit)	$(231)	$—	$(112)
State current expense (benefit)	(130)	(706)	2,252
Foreign current expense	5,726	13,473	15,098
Total current expense	5,365	12,767	17,238
Deferred:
U.S. federal deferred benefit	(1,564)	(1,564)	(1,696)
State deferred benefit	—	—	(12)
Foreign deferred tax expense	(977)	(1,927)	2,778
Total deferred benefit	(2,541)	(3,491)	1,070
Total income tax expense	$2,824	$9,276	$18,308

A reconciliation of the statutory U.S. Federal income tax rate to the effective income tax rate on income (loss) is as follows:
	2016	2015	2014
Federal Statutory Rate	35.0%	35.0%	35.0%
Permanent differences	7.7	1.9	4.3
State taxes, net of Federal benefit	6.1	(16.0)	(6.2)
Rate change - foreign	(4.2)	—	—
Foreign earnings taxed at different rates than U.S.	(13.5)	3.0	(1.3)
Valuation allowance	(27.5)	(56.6)	(26)
Changes in uncertain tax reserves	(1.0)	(4.2)	0.6
Other	(3.7)	14.3	6.4
Effective tax rate	(1.1)%	(22.6)%	12.8%

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The effect of earnings of foreign subsidiaries includes the difference between the U.S. statutory rate and local jurisdiction tax rates, as well as the provision (benefit) for incremental U.S. taxes on unremitted earnings of foreign subsidiaries due to the removal of the election to permanently reinvest the related earnings during 2012.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
Significant components of our deferred tax assets and liabilities as of December 31 are as follows:

	2016	2015
Deferred tax assets:
Accrued postretirement benefit cost	$69,725	$78,518
Accrued liabilities	4,679	1,080
Share-based compensation	6,071	6,421
Goodwill	5,539	7,949
Net operating losses and tax credits	739,712	700,819
Foreign basis differences	13,929	2,083
Ravenswood retiree legal settlement	8,683	—
Other	5,747	10,128
Total deferred tax assets	854,085	806,998
Valuation allowance	(839,082)	(768,764)
Net deferred tax assets	$15,003	$38,234
Deferred tax liabilities:
Tax over financial statement depreciation	$(119,378)	$(125,386)
Unremitted foreign earnings	(808)	(18,901)
Total deferred tax liabilities	(120,186)	(144,287)
Net deferred tax liability	$(105,183)	$(106,053)
Certain reclassifications have been made to the prior period presentation to conform to the current period presentation.
We regularly assess the likelihood that deferred tax assets will be recovered from future taxable income.  To the extent we believe that it is more likely than not that a deferred tax asset will not be realized, a valuation allowance is established.  When a valuation allowance is established or increased, an income tax charge is included in the consolidated statement of operations and net deferred tax assets are adjusted accordingly.  Future changes in tax laws, statutory tax rates and taxable income levels could result in actual realization of the deferred tax assets being materially different from the amounts provided for in the consolidated financial statements.  If the actual recovery amount of the deferred tax asset is less than anticipated, we would be required to write-off the remaining deferred tax asset and increase the tax provision.
We have a valuation allowance of $839 million recorded for all of our U.S. deferred tax assets, and a portion of our Icelandic deferred tax assets as of December 31, 2016.
The changes in the valuation allowance are as follows:

	2016	2015	2014
Beginning balance, valuation allowance	$768,764	$748,283	$765,023
Release of valuation allowance	(6,007)	—	—
Other change in valuation allowance	76,325	20,481	(16,740)
Ending balance, valuation allowance	$839,082	$768,764	$748,283

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The significant components of our net operating loss carryforwards ("NOLs") are as follows:

	2016	2015
Federal (1)	$1,510,558	$1,470,251
State (2)	1,901,554	2,094,687
Foreign (3)	540,819	466,743

(1)	The federal NOL begins to expire in 2028.

(2)	The state NOLs begin to expire in 2027.

(3)	The Icelandic NOL begins to expire in 2017; Dutch NOL begins to expire in 2022.

A reconciliation of the beginning and ending amounts of gross unrecognized tax benefits (excluding interest) is as follows:

	2016	2015	2014
Balance as of January 1,	$3,800	$2,000	$1,200
Additions based on tax positions related to the current year	2,700	1,800	1,100
Decreases due to lapse of applicable statute of limitations	(100)	—	(300)
Settlements	—	—	—
Balance as of December 31,	$6,400	$3,800	$2,000

Included in the above balances are tax positions whose tax characterization is highly certain but for which there is uncertainty about the timing of tax return inclusion.  Because of the impact of deferred tax accounting, other than interest and penalties, the timing would not impact the annual effective tax rate but could accelerate the payment of cash to the taxing authority to an earlier period.  The remaining amounts of unrecognized tax benefits would affect our effective tax rate if recognized.  It is our policy to recognize potential accrued interest and penalties related to unrecognized tax benefits in income tax expense.

The components of our unrecognized tax positions are as follows:

	2016	2015	2014
Highly certain tax positions	$6,300	$3,700	$1,900
Other unrecognized tax benefits	100	100	100
Gross unrecognized tax benefits	$6,400	$3,800	$2,000
Accrued interest and penalties related to unrecognized tax benefits	$—	$—	$—
Century and its subsidiaries file income tax returns in the U.S. federal jurisdiction, various state and local jurisdictions, and several foreign jurisdictions.
Our federal income tax returns have been reviewed by the IRS through 2010.  However, we have NOLs beginning in 2008 that are available for carryforward to future years.  Under U.S. tax law, NOLs may be adjusted by the IRS until the statute of limitations expires for the year in which the NOL is used.  Accordingly, our 2008 and later NOLs may be reviewed until they are used or expire.  Material state and local income tax matters have been concluded for years through 2006.  The majority of our state returns beginning in 2008 are subject to examination.
As of December 31, 2016, we had federal net operating loss carryforwards of $1,510,558. Our ability to utilize our deferred tax assets to offset future federal taxable income may be significantly limited if we experience an "ownership change" as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). In general, an ownership change would occur if our "five-percent shareholders," as defined under the Code, collectively increase their ownership in us by more than 50 percentage points over a rolling three-year period.  Future transactions in our stock that may not be in our control may cause us to experience such an ownership change and thus limit our ability to utilize net operating losses, tax credits and other tax assets to offset future taxable income.
Our Icelandic tax returns have been reviewed through the 2012 tax year.

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As of December 31, 2016 and 2015 we had income taxes payable of $5,745 and $13,092, respectively. The income taxes payable are included within accrued and other current liabilities in our Consolidated Balance Sheets.
We do not expect a significant change in the balance of unrecognized tax benefits within the next twelve months.
15. Commitments and contingencies
Environmental Contingencies
Based upon all available information, we believe our current environmental liabilities do not have, and are not likely to have, a material adverse effect on our financial condition, results of operations or liquidity. Because of the issues and uncertainties described below and the inability to predict the requirements of future environmental laws, there can be no assurance that future capital expenditures and costs for environmental compliance at currently or formerly owned or operated properties will not result in liabilities that may have a material adverse effect on our financial condition, results of operations or liquidity.
We accrue for costs associated with environmental assessments and remedial efforts when it becomes probable that a liability has been incurred and the costs can be reasonably estimated. The aggregate environmental-related accrued liabilities were $998 and $1,112 at December 31, 2016 and 2015, respectively. All accrued amounts have been recorded without giving effect to any possible future recoveries. With respect to costs for ongoing environmental compliance, including maintenance and monitoring, such costs are expensed as incurred.
Vernon
In July 2006, we were named as a defendant, together with certain affiliates of Alcan Inc., in a lawsuit brought by Alcoa Inc. seeking to determine responsibility for certain environmental indemnity obligations related to the sale of a cast aluminum plate manufacturing facility located in Vernon, California, which we purchased from Alcoa Inc. in December 1998, and sold to Alcan Rolled Products-Ravenswood LLC in July 1999. The complaint also seeks costs and attorney fees. The matter was stayed by the court in 2008 to allow for the remediation of environmental areas at the site. On June 30, 2016 the court ordered the stay lifted and reopened the case. The matter is in a preliminary stage in the U.S. District Court for the District of Delaware, and we cannot predict the ultimate outcome of this action or estimate a range of possible losses related to this matter at this time.
Matters relating to the St. Croix Alumina Refining Facility
We are a party to a United States Environmental Protection Agency Administrative Order on Consent (the "Order") pursuant to which certain past and present owners of an alumina refining facility at St. Croix, Virgin Islands (the "St. Croix Alumina Refinery") have agreed to carry out a Hydrocarbon Recovery Plan to remove and manage hydrocarbons floating on groundwater underlying the facility.  Pursuant to the Hydrocarbon Recovery Plan, recovered hydrocarbons and groundwater are delivered to the adjacent petroleum refinery where they are received and managed. Through December 31, 2016, our affiliate Virgin Islands Alumina Corporation LLC, has expended approximately $1,085 on the Hydrocarbon Recovery Plan.  At this time, we are not able to estimate the amount of any future potential payments under this indemnification to comply with the Order, but we do not anticipate that any such amounts will have a material adverse effect on our financial condition, results of operations or liquidity, regardless of the final outcome.
In December 2010, Century was among several defendants named in a lawsuit filed by plaintiffs who either worked, resided or owned property in the area downwind from the St. Croix Alumina Refinery. In March 2011, Century was also named a defendant in a nearly identical suit brought by certain additional plaintiffs. The plaintiffs in both suits allege damages caused by the presence of red mud and other particulates coming from the alumina facility and are seeking unspecified monetary damages, costs and attorney fees as well as certain injunctive relief. We have tendered indemnity and defense to St. Croix Alumina LLC and Alcoa Alumina & Chemical LLC under the terms of an acquisition agreement relating to the facility and have filed motions to dismiss plaintiffs’ claims. In August 2015, the Superior Court of the Virgin Islands, Division of St. Croix denied the motions to dismiss but ordered all plaintiffs to refile individual complaints. At this time, we are not able to predict the ultimate outcome of or to estimate a range of possible losses for any of the foregoing actions relating to the St. Croix Alumina Refinery.

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Legal Contingencies
In addition to the foregoing matters, we have pending against us or may be subject to various lawsuits, claims and proceedings related primarily to employment, commercial, stockholder, safety and health matters.
In evaluating whether to accrue for losses associated with legal contingencies, it is our policy to take into consideration factors such as the facts and circumstances asserted, our historical experience with contingencies of a similar nature, the likelihood of our prevailing and the severity of any potential loss.  For some matters, no accrual is established because we have assessed our risk of loss to be remote.  Where the risk of loss is probable and the amount of the loss can be reasonably estimated, we record an accrual, either on an individual basis or with respect to a group of matters involving similar claims, based on the factors set forth above.
When we have assessed that a loss associated with legal contingencies is reasonably possible, we determine if estimates of possible losses or ranges of possible losses are in excess of related accrued liabilities, if any. Based on current knowledge, management has ascertained estimates for losses that are reasonably possible and management does not believe that any reasonably possible outcomes in excess of our accruals, if any, either individually or in aggregate, would be material to our financial condition, results of operations, or liquidity. We reevaluate and update our assessments and accruals as matters progress over time.
Ravenswood Retiree Medical Benefits changes
In November 2009, Century Aluminum of West Virginia ("CAWV") filed a class action complaint for declaratory judgment against the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union ("USW"), the USW’s local and certain CAWV retirees, individually and as class representatives, seeking a declaration of CAWV’s rights to modify/terminate retiree medical benefits. Later in November 2009, the USW and representatives of a retiree class filed a separate suit against CAWV, Century Aluminum Company, Century Aluminum Master Welfare Benefit Plan, and various John Does with respect to the foregoing.
On February 9, 2017, CAWV entered into a settlement agreement in potential settlement of these actions. Under the terms of the settlement agreement, CAWV has agreed to make payments into a trust for the benefit of the CAWV retirees in the aggregate amount of $23,000 over the course of 10 years, with $5,000 payable upon final approval by the court of the settlement agreement and $2,000 payable annually thereafter for nine years. We recognized a $23,000 liability in the consolidated balance sheets with a corresponding expense included in Ravenswood charges in the consolidated statements of operations in 2016. The settlement agreement is subject to final court approval which is not expected before the third quarter of 2017.
PBGC Settlement
In 2013, we entered into a settlement agreement with the PBGC regarding an alleged "cessation of operations" at our Ravenswood facility as a result of the February 2009 curtailment of operations at the facility. Pursuant to the terms of the agreement, we will make additional contributions (above any minimum required contributions) to our defined benefit pension plans totaling approximately $17,400 over the term of the agreement. Under certain circumstances, in periods of lower primary aluminum prices relative to our cost of operations, we are able to defer one or more of these payments, but would then be required to provide the PBGC with acceptable security for deferred payments. We made contributions pursuant to this agreement of $1,100 in 2015 and $6,700 in 2013. We did not make any contribution during 2014 and 2016. We have elected to defer other payments under the PBGC agreement and have provided the PBGC with the appropriate security. The remaining contributions under this agreement are approximately $9,600.
Power Commitments and Contingencies
Hawesville
Hawesville has a power supply arrangement with Kenergy and EDF Trading North America, LLC (“EDF") which provides market-based power to the Hawesville smelter. Under this arrangement, the power companies purchase power on the open market and pass it through to Hawesville at Midcontinent Independent System Operator ("MISO") pricing plus transmission and other costs. The power supply arrangement with Kenergy has an effective term through December 2023. The arrangement with EDF to act as our market participant with MISO has an effective term through May 2018, extending year to year thereafter unless a one year notice is given.

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Sebree
Sebree has a power supply arrangement with Kenergy and EDF which provides market-based power to the Sebree smelter. Similar to the arrangement at Hawesville, the power companies purchase power on the open market and pass it through to Sebree at MISO pricing plus transmission and other costs. The power supply arrangement with Kenergy has an effective term through December 2023. The arrangement with EDF to act as our market participant with MISO has an effective term through May 2018, extending year to year thereafter unless a one year notice is given.
Mt. Holly
Mt. Holly has a power supply arrangement pursuant to which 25% of the Mt. Holly load is served from the South Carolina Public Service Authority’s ("Santee Cooper") generation at a standard cost-based industrial rate and 75% of the Mt. Holly load is sourced from a third party supplier from generation that is outside Santee Cooper’s service territory at market prices that are tied to natural gas prices. The agreement with Santee Cooper has a term through December 31, 2018. The current third party supply contract has a term through December 31, 2017. Both of these agreements may be terminated by Mt. Holly on 60 days' notice.
Grundartangi
Grundartangi has power purchase agreements for approximately 525 MW with HS Orka hf ("HS"), Landsvirkjun and Orkuveita Reykjavikur ("OR") to provide power to its Grundartangi smelter. These power purchase agreements, which will expire on various dates from 2019 through 2036 (subject to extension), provide power at LME-based variable rates. Each power purchase agreement contains take-or-pay obligations with respect to a significant percentage of the total committed and available power under such agreement.
In late 2016, Grundartangi reached an agreement with Landsvirkjun for an extension of the 161MW power contract that would have expired in October 2019. Under the terms of the extension, Landsvirkjun will continue to supply 161MW of power to Grundartangi from November 1, 2019 through December 31, 2023. Grundartangi will continue to pay LME-based variable rates through October 2019 and thereafter will pay rates based on the market price for power in the Nord Pool power market.
Helguvik
Nordural Helguvik ehf ("Nordural Helguvik") has a power purchase agreement with OR to provide a portion of the power requirements to the Helguvik project. The agreement would provide power at LME-based variable rates and contains take-or-pay obligations with respect to a significant percentage of the total committed and available power under such agreements. The agreement also contains certain conditions to OR’s obligations and OR has alleged that certain of these conditions have not been satisfied.
Other Commitments and Contingencies
Labor Commitments
The bargaining unit employees at our Grundartangi, Vlissingen, Hawesville and Sebree facilities are represented by labor unions, representing approximately 63% of our total workforce.
Approximately 83% of Grundartangi’s work force is represented by five labor unions, governed by a labor agreement which is effective through December 31, 2019 that establishes wages and work rules for covered employees. 100% of Vlissingen's work force is represented by the Federation for the Metal and Electrical Industry ("FME") by a labor agreement that is effective to June 1, 2018. The FME negotiates working conditions with trade unions on behalf of its members.
Approximately 54% of our U.S. based work force is represented by USW. The labor agreement for CAKY's Hawesville employees is effective through April 1, 2020. Century Sebree's labor agreement with the USW for its employees at the Sebree smelter is effective through October 28, 2019.

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Asset retirement obligations ("ARO")
The reconciliation of the changes in the asset retirement obligations is presented below:

	Year ended December 31,
	2016	2015
Beginning balance, ARO liability	$35,165	$36,950
Additional ARO liability incurred	1,272	3,797
ARO liabilities settled	(1,930)	(5,514)
Accretion expense	1,903	1,818
Adjustments	(992)	(1,886)
Ending balance, ARO liability	$35,418	$35,165

17. Supplemental cash flow information

	Year Ended December 31,
	2016	2015	2014
Cash paid for:
Interest	$19,511	$18,781	$19,066
Income/withholding taxes (1)	13,904	24,125	12,189
Non-cash investing activities:
Accrued capital costs	$3,018	$777	$744

(1)
We paid withholding taxes in Iceland on intercompany dividends of zero, $8,388 and $5,491 during the years ended December 31, 2016, 2015 and 2014, respectively. Such withholding taxes are then refunded to us in the following year.

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Quarterly information (Unaudited)
Financial results by quarter for the years ended December 31, 2016 and 2015 are as follows:

	Net sales	Gross profit (loss)	Net income (loss)	Net income (loss) allocated to common stockholders	Basic earnings (loss) per share	Diluted earnings (loss) per share
2016
4th Quarter (1)	$339,836	$5,057	$(168,464)	$(168,464)	$(1.93)	$(1.93)
3rd Quarter (2)	333,650	(17,612)	(58,273)	(58,273)	(0.67)	(0.67)
2nd Quarter (3)	326,754	5,582	(9,515)	(9,515)	(0.11)	(0.11)
1st Quarter (4)	318,854	(3,052)	(16,163)	(16,163)	(0.19)	(0.19)
2015
4th Quarter (5)	$383,915	$(18,701)	$(43,080)	$(43,080)	$(0.50)	$(0.50)
3rd Quarter (6)	454,540	(42,423)	(56,112)	(56,112)	(0.65)	(0.65)
2nd Quarter (7)	523,491	8,342	(33,897)	(33,897)	(0.39)	(0.39)
1st Quarter (8)	587,911	94,095	73,779	67,813	0.76	0.76

(1)	The fourth quarter of 2016 was unfavorably impacted by a $152,200 impairment charge for Helguvik and a $6,900 charge related to discrete tax items.

(2)	The third quarter of 2016 was unfavorably impacted by a $3,800 impairment charge related to Ravenswood assets and $23,000 charge related to the Ravenswood retiree medical proposed settlement.

(3)	The second quarter of 2016 was unfavorably impacted by a $4,900 LCM adjustment to cost of goods sold.

(4)	The first quarter of 2016 was favorably impacted by a $5,800 LCM adjustment to cost of goods sold.

(5)
The fourth quarter of 2015 was favorably impacted by a $23,474 lower of cost or market inventory adjustment, $3,400 related to non-cash, non-recurring post-retirement benefits. Results were negatively impacted by a $3,500 charge related to the partial curtailment of operations at Hawesville and Mt. Holly, a $5,000 charge for depreciation related to Mt. Holly purchase accounting and an $11,584 impairment charge at BHH.

(6)
The third quarter of 2015 was impacted by a $5,324 unfavorable lower of cost or market adjustment to cost of goods sold, $1,400 for labor disruption and $2,900 for partial curtailment expenses at Hawesville.

(7)
The second quarter of 2015 was impacted by a $25,689 unfavorable LCM adjustment to cost of goods sold and a $30,850 impairment reserve related to the permanent closure of our Ravenswood facility and $11,700 of labor disruption expenses associated with a new union contract at our Hawesville location in partially offset by a $10,287 gain on fair value of contingent consideration on our Mt. Holly acquisition.

(8)
The first quarter of 2015 included a $6,527 gain on fair value of contingent consideration partially offset by $1,570 of signing bonuses related to a new labor contract at Grundartangi and a $1,000 severance charge for a former executive.

19. Business segments
Century Aluminum is a producer of primary aluminum, which trades as a global commodity. We are organized as a holding company with each of our operating primary aluminum smelters managed and operated as a separate facility reporting to our corporate headquarters. Each of our operating primary aluminum smelters meets the definition of an operating segment. We evaluated the similar economic and other characteristics, including nearly identical products, production processes, customers and distribution and have aggregated our four operating segments into one reportable segment, primary aluminum, based on these factors. In addition, all of our primary aluminum smelters share several key economic factors inherent in their common products and production processes. For example, all of our facilities' revenue is based on the LME price for primary aluminum.

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A reconciliation of our consolidated assets to the total of primary aluminum segment assets is provided below.

Segment assets (1)	2016	2015	2014
Primary	$1,492,964	$1,706,032	$1,987,727
Corporate, unallocated	47,363	46,436	37,331
Total assets	$1,540,327	$1,752,468	$2,025,058

(1)
Segment assets include accounts receivable, due from affiliates, prepaid and other current assets, inventory, intangible assets and property, plant and equipment — net; the remaining assets are unallocated corporate assets.

Geographic information
Included in the consolidated financial statements are the following amounts related to geographic locations:

	2016	2015	2014
Net sales:
United States	$808,912	$1,373,714	$1,370,570
Iceland	510,182	576,143	560,472
Long-lived assets: (1)
United States	$395,107	$408,722	$497,057
Iceland	625,897	801,268	831,507
Other	78,701	94,421	95,752

(1)	Includes long-lived assets other than financial instruments and deferred taxes.
Major customer information
The following table shows our major customers whose sales revenue exceeded 10% of our net sales.  A loss of any of these customers could have a material adverse effect on our results of operations.  The net sales revenue for these customers is as follows:

	Year Ended December 31,
	2016	2015	2014
Glencore	$1,178,631	$1,867,711	$1,262,101
Southwire	—	—	226,740

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Condensed consolidating financial information
Our 2021 Notes are guaranteed by each of our material existing and future domestic subsidiaries (the "Guarantor Subsidiaries"), except for Nordural US LLC, Century Aluminum Development LLC and Century Aluminum of West Virginia, Inc.  The Guarantor Subsidiaries are 100% owned by Century.  All guarantees are full and unconditional; all guarantees are joint and several.  These notes are not guaranteed by our foreign subsidiaries (such foreign subsidiaries along with Nordural US LLC, Century Aluminum Development LLC and Century Aluminum of West Virginia, collectively the “Non-Guarantor Subsidiaries”).  We allocate corporate expenses or income to our subsidiaries and charge interest on certain intercompany balances.

The following summarized condensed consolidating statements of comprehensive income (loss) for the years ended December 31, 2016, 2015 and 2014, condensed consolidating balance sheets as of December 31, 2016 and 2015, and the condensed consolidating statements of cash flows for the years ended December 31, 2016, 2015 and 2014 present separate results for Century, the Guarantor Subsidiaries, the Non-Guarantor Subsidiaries, consolidating adjustments and total consolidated amounts.

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Condensed Consolidating Statements of Comprehensive Income (Loss)
	For the year ended December 31, 2016
	The Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Total Consolidated
NET SALES:
Related parties	$—	$668,486	$510,145	$—	$1,178,631
Third-party customers	—	140,426	37	—	140,463
Total net sales	—	808,912	510,182	—	1,319,094
Cost of goods sold	—	862,632	467,504	—	1,330,136
Gross profit (loss)	—	(53,720)	42,678	—	(11,042)
Selling, general and administrative expenses	20,704	9,853	9,707	—	40,264
Helguvik impairment	—	—	152,220	—	152,220
Ravenswood charges	—	—	26,830	—	26,830
Other operating expense - net	—	—	3,857	—	3,857
Operating loss	(20,704)	(63,573)	(149,936)	—	(234,213)
Interest expense - third parties	(20,378)	(1,659)	(179)	—	(22,216)
Interest income (expense) - affiliates	39,211	8,107	(47,318)	—	—
Interest income - third parties	182	10	566	—	758
Net gain on forward and derivative contracts	—	3,487	—	—	3,487
Other income (expense) - net	1,239	218	(138)	—	1,319
Loss before income taxes and equity in earnings (loss) of subsidiaries and joint ventures	(450)	(53,410)	(197,005)	—	(250,865)
Income tax (expense) benefit	1,925	—	(4,749)	—	(2,824)
Income (loss) before equity in earnings (loss) of subsidiaries and joint ventures	1,475	(53,410)	(201,754)	—	(253,689)
Equity in earnings (loss) of subsidiaries and joint ventures	(253,890)	12,463	1,274	241,427	1,274
Net loss	$(252,415)	$(40,947)	$(200,480)	$241,427	$(252,415)
Other comprehensive income before income tax effect	288	1,868	5,134	(7,002)	288
Income tax effect	(1,531)	—	(24)	24	(1,531)
Other comprehensive income (loss)	(1,243)	1,868	5,110	(6,978)	(1,243)
Total comprehensive loss	$(253,658)	$(39,079)	$(195,370)	$234,449	$(253,658)

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Condensed Consolidating Statements of Comprehensive Income (Loss)
	For the year ended December 31, 2015
	The Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Total Consolidated
NET SALES:
Related parties	$—	$1,277,474	$632,597	$(42,360)	$1,867,711
Third-party customers	—	82,327	43	(224)	82,146
Total net sales	—	1,359,801	632,640	(42,584)	1,949,857
Cost of goods sold	—	1,388,400	564,380	(44,236)	1,908,544
Gross profit (loss)	—	(28,599)	68,260	1,652	41,313
Selling, general and administrative expenses	28,000	8,798	5,317	—	42,115
Ravenswood charges	—	—	30,850	—	30,850
Other operating expense - net	—	—	7,436	—	7,436
Operating income (loss)	(28,000)	(37,397)	24,657	1,652	(39,088)
Interest expense - third parties	(20,201)	(1,567)	(186)	—	(21,954)
Interest income (expense) - affiliates	37,626	—	(37,626)	—	—
Interest income - third parties	65	4	270	—	339
Net gain on forward and derivative contracts	—	1,411	189	—	1,600
Unrealized gain on fair value of contingent consideration	—	18,337	—	—	18,337
Other income (expense) - net	1,356	(658)	2,356	(3,410)	(356)
Loss before income taxes and equity in earnings (loss) of subsidiaries and joint ventures	(9,154)	(19,870)	(10,340)	(1,758)	(41,122)
Income tax benefit (expense)	2,140	—	(11,416)	—	(9,276)
Income (loss) before equity in earnings (loss) of subsidiaries and joint ventures	(7,014)	(19,870)	(21,756)	(1,758)	(50,398)
BHH impairment	—	—	(11,584)	—	(11,584)
Equity in earnings (loss) of subsidiaries and joint ventures	(52,296)	—	2,672	52,296	2,672
Net loss	$(59,310)	$(19,870)	$(30,668)	$50,538	$(59,310)
Other comprehensive income (loss) before income tax effect	6,568	14,754	(1,114)	(13,640)	6,568
Income tax effect	(1,536)	—	33	(33)	(1,536)
Other comprehensive income (loss)	5,032	14,754	(1,081)	(13,673)	5,032
Total comprehensive loss	$(54,278)	$(5,116)	$(31,749)	$36,865	$(54,278)

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Condensed Consolidating Statements of Comprehensive Income (Loss)
	For the year ended December 31, 2014
	The Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Total Consolidated
NET SALES:
Related parties	$—	$715,796	$625,076	$(78,771)	$1,262,101
Third-party customers	—	669,466	31	(556)	668,941
Total net sales	—	1,385,262	625,107	(79,327)	1,931,042
Cost of goods sold	—	1,282,194	522,543	(75,494)	1,729,243
Gross profit	—	103,068	102,564	(3,833)	201,799
Selling, general and administrative expenses	32,840	11,353	5,002	—	49,195
Other operating expense - net	—	—	12,481	—	12,481
Operating income (loss)	(32,840)	91,715	85,081	(3,833)	140,123
Interest expense - third parties	(20,228)	(1,555)	(232)	—	(22,015)
Interest income (expense) - affiliates	43,688	—	(43,688)	—	—
Interest income - third parties	15	—	286	—	301
Net gain (loss) on forward and derivative contracts	(1,080)	1,259	—	—	179
Unrealized gain on fair value of contingent consideration	—	7,943	—	—	7,943
Gain on remeasurement of equity investment	—	15,955	—	—	15,955
Other income (expense) - net	518	(459)	4,564	(3,632)	991
Income (loss) before income taxes and equity in earnings of subsidiaries and joint ventures	(9,927)	114,858	46,011	(7,465)	143,477
Income tax expense	(4,777)	(493)	(13,211)	173	(18,308)
Income (loss) before equity in earnings of subsidiaries and joint ventures	(14,704)	114,365	32,800	(7,292)	125,169
Equity in earnings of subsidiaries and joint ventures	141,178	—	1,305	(141,178)	1,305
Net income	$126,474	$114,365	$34,105	$(148,470)	$126,474
Other comprehensive loss before income tax effect	(24,022)	(28,955)	(2,662)	18,967	(36,672)
Income tax effect	(1,829)	—	33	(33)	(1,829)
Other comprehensive loss	(25,851)	(28,955)	(2,629)	18,934	(38,501)
Total comprehensive income	$100,623	$85,410	$31,476	$(129,536)	$87,973

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Condensed Consolidating Balance Sheet
	As of December 31, 2016
	The Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Total Consolidated
Cash & cash equivalents	$36,670	$(255)	$95,988	$—	$132,403
Restricted cash	—	794	256	—	1,050
Accounts receivable - net	167	11,883	382	—	12,432
Due from affiliates	42	16,606	3	—	16,651
Inventories	180	146,689	86,694	—	233,563
Prepaid and other current assets	6,838	5,699	9,673	—	22,210
Assets held for sale	—	—	22,313	—	22,313
Total current assets	43,897	181,416	215,309	—	440,622
Property, plant and equipment - net	12,311	328,069	685,905	—	1,026,285
Investment in subsidiaries	702,659	51,240	—	(753,899)	—
Due from affiliates - long term	529,873	346,893	1,792	(878,558)	—
Other assets	28,215	49,331	27,596	(31,722)	73,420
TOTAL	$1,316,955	$956,949	$930,602	$(1,664,179)	$1,540,327

Accounts payable, trade	$6,125	$52,921	$35,914	$—	$94,960
Due to affiliates	417	9,641	5,310	—	15,368
Accrued and other current liabilities	11,950	17,744	20,406	—	50,100
Accrued employee benefits costs	1,932	8,317	668	—	10,917
Industrial revenue bonds	—	7,815	—	—	7,815
Total current liabilities	20,424	96,438	62,298	—	179,160
Senior notes payable	247,699	—	—	—	247,699
Accrued pension benefits costs cost - less current portion	46,390	20,167	14,658	(31,722)	49,493
Accrued postretirement benefits costs - less current portion	4,380	120,242	1,733	—	126,355
Other liabilities	4,160	30,920	36,946	—	72,026
Due to affiliates - long term	237,247	42,609	598,702	(878,558)	—
Deferred taxes	—	2,735	106,204	—	108,939
Total noncurrent liabilities	539,876	216,673	758,243	(910,280)	604,512
Preferred stock	1	—	—	—	1
Common stock	944	1	59	(60)	944
Other shareholder's equity	755,710	643,837	110,002	(753,839)	755,710
Total shareholder's equity	756,655	643,838	110,061	(753,899)	756,655
TOTAL	$1,316,955	$956,949	$930,602	$(1,664,179)	$1,540,327

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Condensed Consolidating Balance Sheet
	As of December 31, 2015
	The Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Total Consolidated
Cash & cash equivalents	$58,421	$(3,647)	$60,619	$—	$115,393
Restricted cash	—	791	—	—	791
Accounts receivable - net	104	8,891	480	—	9,475
Due from affiliates	13	14,493	2,911	—	17,417
Inventories	180	148,280	85,937	(2,525)	231,872
Prepaid and other current assets	7,713	16,242	18,457	—	42,412
Assets held for sale	—	—	30,697	—	30,697
Total current assets	66,431	185,050	199,101	(2,525)	448,057
Property, plant and equipment - net	9,188	361,626	861,442	—	1,232,256
Investment in subsidiaries	593,604	—	—	(593,604)	—
Due from affiliates - long term	632,170	—	—	(632,170)	—
Other assets	29,536	19,153	16,047	7,419	72,155
TOTAL	$1,330,929	$565,829	$1,076,590	$(1,220,880)	$1,752,468

Accounts payable, trade	$2,380	$53,145	$34,964	$—	$90,489
Due to affiliates	2,143	7,167	735	—	10,045
Accrued and other current liabilities	11,247	14,759	22,816	—	48,822
Accrued employee benefits costs	1,824	7,644	680	—	10,148
Industrial revenue bonds	—	7,815	—	—	7,815
Total current liabilities	17,594	90,530	59,195	—	167,319
Senior notes payable	247,278	—	—	—	247,278
Accrued pension benefits costs cost - less current portion	39,831	(11,021)	15,189	—	43,999
Accrued postretirement benefits costs - less current portion	4,524	119,911	1,564	—	125,999
Other liabilities	3,307	30,505	11,779	7,418	53,009
Intercompany loan	—	124,518	509,652	(634,170)	—
Deferred taxes	—	—	106,053	—	106,053
Total noncurrent liabilities	294,940	263,913	644,237	(626,752)	576,338
Preferred stock	1	—	—	—	1
Common stock	942	—	224,424	(224,424)	942
Other shareholder's equity	1,017,452	211,386	148,734	(369,704)	1,007,868
Total shareholder's equity	1,018,395	211,386	373,158	(594,128)	1,008,811
TOTAL	$1,330,929	$565,829	$1,076,590	$(1,220,880)	$1,752,468

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Condensed Consolidating Statement of Cash Flows
	For the year ended December 31, 2016
	The Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Total Consolidated
Net cash provided by (used in) operating activities	$(63,446)	$19,019	$82,600	$—	$38,173
Purchase of property, plant and equipment	(1,425)	(7,807)	(12,712)	—	(21,944)
Proceeds from sale of property, plant and equipment	—	—	1,040	—	1,040
Restricted and other cash deposits	—	(3)	(256)	—	(259)
Intercompany transactions	27,761	(15,305)	(937)	(11,519)	—
Net cash provided by (used in) investing activities	26,336	(23,115)	(12,865)	(11,519)	(21,163)
Borrowings under revolving credit facilities	1,179	—	—	—	1,179
Repayments under revolving credit facilities	(1,179)	—	—	—	(1,179)
Intercompany transactions	15,359	7,488	(34,366)	11,519	—
Net cash provided by (used in) financing activities	15,359	7,488	(34,366)	11,519	—
CHANGE IN CASH AND CASH EQUIVALENTS	(21,751)	3,392	35,369	—	17,010
Cash and cash equivalents, beginning of period	58,421	(3,647)	60,619	—	115,393
Cash and cash equivalents, end of period	$36,670	$(255)	$95,988	$—	$132,403

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Condensed Consolidating Statement of Cash Flows
	For the year ended December 31, 2015
	The Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Total Consolidated
Net cash provided by operating activities	$25,423	$30,890	$65,085	$(89,532)	$31,866
Purchase of property, plant and equipment	(8,574)	(21,477)	(24,209)	(440)	(54,700)
Purchase of remaining interest in Mt. Holly smelter	11,313	—	—	—	11,313
Proceeds from sale of property, plant and equipment	—	14	—	—	14
Restricted and other cash deposits	—	(4)	14	—	10
Intercompany transactions	(4,072)	—	—	4,072	—
Net cash used in investing activities	(1,333)	(21,467)	(24,195)	3,632	(43,363)
Borrowings under revolving credit facilities	1,737	—	—	—	1,737
Repayments under revolving credit facilities	(1,737)	—	—	—	(1,737)
Repurchase of common stock	(36,352)	—	—	—	(36,352)
Intercompany transactions	—	(11,883)	(74,017)	85,900	—
Net cash used in financing activities	(36,352)	(11,883)	(74,017)	85,900	(36,352)
CHANGE IN CASH AND CASH EQUIVALENTS	(12,262)	(2,460)	(33,127)	—	(47,849)
Cash and cash equivalents, beginning of year	70,683	(1,187)	93,746	—	163,242
Cash and cash equivalents, end of year	$58,421	$(3,647)	$60,619	$—	$115,393

CENTURY ALUMINUM COMPANY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Condensed Consolidating Statement of Cash Flows
	For the year ended December 31, 2014
	The Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Consolidating Adjustments	Total Consolidated
Net cash provided by operating activities	$92,338	$40,711	$139,896	$(65,265)	$207,680
Purchase of property, plant and equipment	(587)	(22,939)	(31,603)	3	(55,126)
Purchase of Sebree smelter	(1,042)	—	—	—	(1,042)
Purchase of remaining interest in Mt. Holly smelter	(65,100)	—	—	—	(65,100)
Proceeds from sale of property, plant and equipment	—	—	46	—	46
Restricted and other cash deposits	—	—	896	—	896
Net cash used in investing activities	(66,729)	(22,939)	(30,661)	3	(120,326)
Repayment of debt	(2,603)	—	—	—	(2,603)
Borrowings under revolving credit facilities	92,423	—	—	—	92,423
Repayments under revolving credit facilities	(92,423)	—	(6,000)	—	(98,423)
Issuance of common stock	403	—	—	—	403
Intercompany transactions	—	(17,801)	(47,461)	65,262	—
Net cash used in financing activities	(2,200)	(17,801)	(53,461)	65,262	(8,200)
CHANGE IN CASH AND CASH EQUIVALENTS	23,409	(29)	55,774	—	79,154
Cash and cash equivalents, beginning of year	47,274	(1,158)	37,972	—	84,088
Cash and cash equivalents, end of year	$70,683	$(1,187)	$93,746	$—	$163,242